AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 10, 1998
                                                      REGISTRATION NO. 333-64465

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                                       ON
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               ---------------
                    STARTEC GLOBAL COMMUNICATIONS CORPORATION
             (Exact name of Registrant as specified in its charter)
                                 ---------------

                 MARYLAND                        4813                     52-1660985
   (State or other Jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
    Incorporation or Organization)    Classification Code Number)   Identification Number)

                                 ---------------
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817

                                 (301) 365-8959
       (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)


                                   RAM MUKUNDA
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             10411 MOTOR CITY DRIVE
                               BETHESDA, MD 20817
                                 (301) 365-8959
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:
                             Thomas L. Hanley, Esq.
                             Robert B. Murphy, Esq.
                       Schnader Harrison Segal & Lewis LLP
                       1300 I Street, NW, 11th Floor East
                              Washington, DC 20005
                                 (202) 216-4200
                                 ---------------

 APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM TIME TO
            TIME AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                            PROPOSED
                                                             MAXIMUM
                                                            OFFERING            PROPOSED          AMOUNT OF
        TITLE OF EACH CLASS OF           AMOUNT TO BE         PRICE        MAXIMUM AGGREGATE     REGISTRATION
     SECURITIES TO BE REGISTERED          REGISTERED      PER SECURITY       OFFERING PRICE           FEE
--------------------------------------------------------------------------------------------------------------
Warrants to purchase Common Stock          160,000        24.20(1)        $3,872,000            $1,143
Common Stock, $0.01 par value(2)(3)        200,226           --                   --                  --
==============================================================================================================



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g).
(2) Represents shares of Common Stock issuable upon the exercise of the Warrants. Pursuant to Rule 416, this Registration Statement also covers such indeterminate number of shares of Common Stock as may be issuable upon exercise of the Warrants pursuant to the anti-dilution provisions thereof.
(3) Also includes rights to purchase Series A Junior Participating Preferred Stock of Startec Global Communications Corporation that are associated with the Common Stock. Such rights will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events, and no separate consideration will be received by the Company in connection with the issuance of such rights.

                                 ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

================================================================================

PROSPECTUS


                [STARTEC GLOBAL COMMUNICATIONS CORPORATION LOGO]

               160,000 WARRANTS TO PURCHASE SHARES OF COMMON STOCK
                                       AND
                         200,226 SHARES OF COMMON STOCK

                                 ---------------

     This Prospectus relates to (i) 160,000 warrants (the "Warrants") to purchase the common stock, par value $0.01 per share (the "Common Stock") of Startec Global Communications Corporation (the "Company") and (ii) 200,226 shares of Common Stock (the "Warrant Shares") that may be issued from time to time upon the exercise of the Warrants. The Warrants and Warrant Shares may be offered and sold by the holders thereof or by their transferees, pledgees, donees, or successors (collectively the "Selling Holders") from time to time following the effective date of the registration statement (the "Warrant Registration Statement") of which this Prospectus forms a part. The Warrants and the Warrant Shares may be sold by the Selling Holders from time to time in privately negotiated transactions, in transactions in the over-the-counter market, and as to the Warrants Shares on the Nasdaq National Market, or by a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. The Selling Holders may sell the Warrants and the Warrant Shares directly to purchasers or through underwriters, broker-dealers or agents. See "Plan of Distribution."

     The Warrants were originally issued and sold by the Company on May 21, 1998 as a part of an offering (the "Notes Offering") of 160,000 Units (the "Units"), each Unit consisting of $1,000 principal amount of its 12% Senior Notes due 2008 (the "Notes") and one Warrant, in an offering that was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), pursuant to Section 4(2), Rule 144A and Regulation S thereunder. The 160,000 Warrants entitle the holders thereof to acquire an aggregate of 200,226 Warrant Shares, and are exercisable at any time and from time to time after November 15, 1998 through May 15, 2008 (the "Expiration Date"). Each Warrant entitles the holder thereof to purchase 1.25141 shares of Common Stock at an exercise price of $24.20 per share (the "Exercise Price"), subject to certain anti-dilution provisions. The registration of the Warrants and the Warrant Shares pursuant to the Warrant Registration Statement is intended to satisfy certain obligations of the Company under the registration rights provisions of an agreement relating to the Warrants between the Company and First Union National Bank, as Warrant Agent, dated May 21, 1998 (the "Warrant Agreement").

     The Company will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Holders. To the extent that any Warrants are exercised, the Company will receive the Exercise Price for the Warrant Shares. Pursuant to the terms of the Warrant Agreement, the Company has agreed to bear the expenses incurred in connection with the registration of the Warrants and Warrant Shares being offered hereby; provided, however, that the Selling Holders will pay any underwriting discounts, selling commissions and transfer taxes (if any), applicable to their sales. In addition, the Company has agreed to indemnify the Selling Holders against certain liabilities, including liabilities under the Securities Act.


     The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Warrants and the Warrant Shares may be deemed to be "underwriters" and any discounts, commissions, concessions or other compensation received by them and any profit on the resale of shares purchased by them may be deemed to be underwriting compensation within the meaning of the Securities Act. To the extent required, the names of any such agents or underwriters involved in the sale of the Warrants and the Warrant Shares and the applicable commissions and discounts, if any, and any other information with respect to a particular offer or sale will be set forth in an accompanying supplement to this Prospectus. See "Plan of Distribution."


     The Common Stock is listed on the Nasdaq National Market under the symbol "STGC." On November 6, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $11.50 per share. Application has been made to have the Warrant Shares approved for quotation on the Nasdaq National Market. Prior to this offering, there has been no public market for the Warrants and there can be no assurance that an active public market for the Warrants will develop or that, if a such a market develops, it will be maintained. The Company does not intend to apply for quotation of the Warrants on the Nasdaq Stock Market or for listing of the Warrants on any national securities exchange.

     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE WARRANTS AND WARRANT SHARES.

                                 ---------------

THE WARRANTS AND THE WARRANT SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
  SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") OR ANY STATE SECURITIES
        COMMISSION OR REGULATORY AUTHORITY NOR HAS THE COMMISSION OR ANY
         STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON
                THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 ---------------

                THE DATE OF THIS PROSPECTUS IS NOVEMBER 12, 1998.

                              AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Warrants and Warrant Shares being offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto and the financial statements, notes and schedules filed as a part thereof. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     The Company has agreed to file with the Commission, to the extent permitted, and provide to the holders of the warrants, reports, information and documents specified in Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is subject to such informational requirements of the Exchange Act.

     The Company is subject to the informational and reporting requirements of the Exchange Act and, in accordance therewith, files periodic reports, proxy and information statements, and other information, with the Commission. Such reports, proxy and information statements, and other information may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Northwestern Atrium, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that are filed electronically with the Commission. In addition, the Company's Common Stock is quoted on the Nasdaq National Market, and reports proxy and information statements and other information concerning the Company may also be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act (File No. 0-23087) are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, including the amendment thereto.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ending June 30, 1998.

     3. The Company's Quarterly Report on Form 10-Q for the quarter ending March 31, 1998.

     4. The Company's Current Reports on Form 8-K filed September 14, 1998, June 24, 1998, May 21, 1998, May 15, 1998, April 10, 1998 and April 8, 1998.

     5. The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed September 15, 1997, as amended on October 8, 1997.

     In addition, all reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities shall be deemed to be incorporated by reference in this Prospectus from the date of filing such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents that are incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Such requests should be directed to Startec Global Communications Corporation, 10411 Motor City Drive, Bethesda, MD 20817, Attention: Chief Financial Officer.



                    NOTE REGARDING FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical facts are "forward-looking statements" (as such term is defined in the Private Securities Litigation Reform Act of 1995), which can be identified by the use of forward-looking terminology such as "believes," "expects," "intends," "foresees," "plans," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. In addition, from time to time, the Company or its representatives have made or may make forward- looking statements, orally or in writing. Furthermore, such forward-looking statements may be included in, but are not limited to, press releases or oral statements made by or with the approval of an authorized executive officer of the Company.


     Management wishes to caution the reader that the forward-looking statements contained in this Prospectus involve predictions. No assurance can be given that anticipated results will be achieved; actual events or results may differ materially as a result of risks facing the Company. Such risks include, but are not limited to, those set forth in "Risk Factors" beginning on page 8 of this Prospectus.

                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the risk factors and the financial statements (including the notes thereto) contained or incorporated by reference in this Prospectus. References in this Prospectus to "Startec Global" and the "Company" refer to Startec Global Communications Corporation and its subsidiaries, and give effect to the Reorganization, except where the context otherwise requires. See "-- Holding Company Reorganization." For definitions of certain technical and other terms used in this Prospectus, see "Glossary of Terms."


                                   THE COMPANY

OVERVIEW


     Startec Global is a rapidly growing, facilities-based international long distance telecommunications service provider. The Company markets its services to select ethnic residential communities throughout the United States and to leading international long distance carriers. The Company provides its services through a flexible, high-quality network of owned and leased transmission facilities, operating and termination agreements and resale arrangements. The Company currently owns and operates an international gateway switch in New York City and has ordered another international gateway switch expected to be deployed in Los Angeles in 1998. Including the Los Angeles switch, the Company expects to install up to 20 switches worldwide through 2000. Additionally, the Company has interests in several undersea cable facilities and plans to acquire additional interests in cable facilities linking North America with Europe, the Pacific Rim, Asia and Latin America, as well as linking the East Coast and West Coast of the United States. The Company operates seven points-of-presence ("P.O.P.") sites in the United States and the United Kingdom and plans to install up to three more in Europe by the end of 1998. The Company also plans to invest in or acquire two satellite earth stations during 1998 and 1999. As the Company executes its expansion strategy and encounters new marketing opportunities, management may elect to relocate or redeploy certain switches, P.O.P. sites and other network equipment to alternate locations from what is outlined above.

     Startec Global was founded in 1989 to capitalize on the significant opportunity to provide international long distance services to select ethnic communities in major U.S. metropolitan markets that generate substantial long-distance traffic to their countries of origin. Until 1995, the Company concentrated its marketing efforts in the New York-Washington, D.C. corridor and focused on the delivery of international calling services to India. At the end of 1995, the Company expanded its marketing efforts to include the West Coast of the United States, and began targeting other ethnic groups in the United States, such as the Middle Eastern, Filipino and Russian communities. International traffic generated by the Company currently terminates primarily in Asia, the Pacific Rim, the Middle East, Africa, Eastern and Western Europe and North America.

     The Company uses sophisticated database marketing techniques and a variety of media to reach its targeted residential customers, including focused print advertising in ethnic newspapers, advertising on ethnic radio and television stations, direct mail, sponsorship of ethnic events and customer referrals. The Company's strategy is to provide overall value to its customers and combine competitive pricing with high levels of service, rather than to compete on the basis of price alone. The Company provides responsive customer service 24 hours a day, seven days a week, which supports 17 different languages full-time and 24 different languages part-time. The Company believes that its focused marketing programs and its dedication to customer service enhance its ability to attract and retain customers in a low-cost, efficient manner. Residential customers access the Company's network by dialing a carrier identification code prior to dialing the number they are calling. This service, known as "dial-around" or "casual calling," enables customers to use the Company's services without changing their existing long distance carriers. As part of its overall strategy, the Company seeks to increase the proportion of its net revenues derived from residential customers.

     In order to achieve economies of scale in its network operations and to balance its residential international traffic, in late 1995, the Company began marketing its excess network capacity to international carriers seeking competitive rates and high-quality transmission capacity. Since initiating its international wholesale services, the Company has significantly expanded its number of carrier customers.


BUSINESS STRATEGY

     The Company's objectives are to (i) become the leading provider of international long distance services to select ethnic residential communities in the United States, Canada and Europe with significant international long distance usage and (ii) leverage its residential long distance business to become a leading provider of wholesale carrier services on corresponding international routes. In order to achieve its objectives, the Company's strategy relies on the following elements:


     o    Expand  the  addressable   market.   The  Company   currently   serves
          residential customers in 20 major U.S. metropolitan markets. The Company has also identified over 40 major markets outside the United States, primarily in Canada, Europe and Southeast Asia, which the Company believes are attractive for entry based on the demographic characteristics, traffic patterns, regulatory environment and availability of appropriate advertising channels. The Company anticipates entering up to 20 of these markets by the end of 2000. In addition, the Company seeks to increase its penetration of its existing and prospective markets by (i) targeting additional ethnic communities and (ii) marketing additional routes to existing customers who principally use the Company's services for one route.


     o Achieve "first-to-market" entry of select ethnic residential markets. The Company believes that it enjoys significant competitive advantages by establishing a customer base and brand name in select ethnic residential communities ahead of its competitors. The Company intends to capitalize on its proven marketing strategy to further penetrate select ethnic residential communities in the United States, Canada and Europe ahead of its competitors. The Company selects its target markets based on favorable demographics with respect to long distance telephone usage, including geographic immigration patterns, population growth and income levels. Targeting select ethnic communities also enables the Company to aggregate traffic along certain routes (which reduces its costs) and to focus on rapidly expanding and deregulating telecommunications markets. The Company's target residential customer base is comprised of emigrants from emerging markets in Asia, Eastern Europe, the Middle East, the Pacific Rim, Latin America and Africa.


     o Expand international network facilities. The Company plans to expand its international network facilities during the remainder of 1998 and through 2000 by deploying 20 additional switches, installing P.O.P.
          sites, securing additional ownership interests in undersea cable facilities and investing in domestic cable facilties, investing in or acquiring two satellite earth stations and entering into operating agreements. By building network facilities and expanding operating agreements that enable it to carry an increasing percentage of its traffic on its own network ("on-net"), the Company believes that it will be able to reduce its transmission costs and reliance on other carriers and ensure greater control over quality of service. During the next three years, the Company expects to increase significantly the volume of its traffic that is originated, carried and terminated on-net.

               The Company intends to implement a network hubbing strategy, linking its existing and prospective customer base in the United States, Canada and Europe to call destinations in foreign countries through a network of foreign-based switches and other telecommunications equipment. The Company also plans to continue to enhance its termination options through additional operating agreements, transit arrangements and, if appropriate opportunities arise, strategic acquisitions and alliances. The Company has also taken steps to improve the quality of its network by upgrading its network monitoring and customer service centers, and plans to install enhanced software that will enable it to better monitor call traffic routing, capacity and quality.

     o Maximize network utilization and efficiency through wholesale carrier business. The Company intends to continue to market its international long distance services to existing and new carrier customers. Because the Company's residential minutes of use are generated primarily during non-business hours or on weekends, the Company has substantial capacity to offer to international carriers. The significant carrier traffic volume that the Company generates allows it to capture additional revenues, to increase economies of scale and to improve network efficiency.

     o Build customer loyalty. The Company seeks to build long-term customer loyalty through tailored in-language marketing efforts focusing on each target ethnic group's specific needs and cultural backgrounds, responsive customer service offering in-language services and involvement in its customers' communities through sponsorship of local events and other activities. The Company markets its residential services under the "STARTEC" name to enhance its name recognition and build brand loyalty in its target communities. The Company maintains a detailed information database of its customers, which it uses to monitor usage, track customer satisfaction and analyze a variety of customer behaviors, including retention and frequency of usage.


     o Pursue strategic acquisitions and alliances. In order to accelerate its business plan and take advantage of the rapidly changing telecommunications environment, the Company intends to carefully evaluate and pursue strategic acquisitions, alliances and investments.


     The Company believes that, with the remaining net proceeds of the Notes Offering, it will have sufficient capital resources to fund its expansion plans through the end of the first quarter of 2000. The Company's ability to complete its strategic plan thereafter, however, will require significant additional capital.


MARKET OPPORTUNITY

     According to industry sources, the international telecommunications industry generated approximately $67 billion in revenues and 81 billion minutes of use during 1997. Industry sources indicate that the international telecommunications market is one of the fastest growing and most profitable segments of the global telecommunications industry. It is estimated that by the end of 2001 this market will have expanded to $98 billion in revenues and 153 billion minutes of use, representing compound annual growth rates from 1997 of 10% and 17%, respectively. The highly competitive and rapidly changing international telecommunications market has created a significant opportunity for carriers that can offer high-quality, low-cost international long distance service.

     Based on industry estimates, in 1997 approximately 70% of international long distance traffic was generated between North America and Western Europe. The Company's target market consists of a significant portion of the remaining 30% of the international long distance traffic, or approximately $20 billion in revenues and 24 billion minutes of use. The Company believes that international long distance usage in its target markets will grow at rates in excess of the international telecommunications market as a whole, primarily as a result of (i) continuing economic development in these markets with a corresponding investment in telephone and telecommunications infrastructure and (ii) continuing deregulation of these markets.

RECENT DEVELOPMENTS


                         HOLDING COMPANY REORGANIZATION


     In March 1998, the Company's Board of Directors approved a plan pursuant to which the Company's assets, liabilities and operations will be reorganized into a Delaware holding company structure (the "Reorganization"). The Reorganization was approved by the Company's stockholders at their annual meeting on July 31, 1998. Accordingly, the Company has incorporated a wholly-owned subsidiary corporation in Delaware ("Subsidiary Holdings") that is the owner of all of the outstanding voting capital stock of certain other newly-formed lower-tier subsidiaries, each of which will be responsible for distinct aspects of the Company's pre-Reorganization business, including separate subsidiaries responsible for (i) U.S. operations, (ii) finance and investments, (iii) ownership of licenses, and (iv) foreign operations. The Company has formed seven additional lower-tier subsidiaries under the laws of foreign countries in order to optimize tax benefits and other advantages associated with such jurisdictions and the Company anticipates forming additional foreign subsidiaries as needed.

     The Reorganization will consist of (i) the transfer of substantially all of the Company's assets to the appropriate lower-tiered subsidiaries and (ii) the merger (the "Merger") of the Company with and into Subsidiary Holdings. Certain transfers are subject to federal and state regulatory approvals. On July 31, 1998, the Company received stockholder approval for the Merger and is awaiting such regulatory approvals. The Company anticipates completing the Reorganization in the fourth quarter of 1998. Pursuant to the Merger, the present holders of shares of Common Stock of the Company will receive shares of common stock in Subsidiary Holdings on a share-for-share basis. Upon completion of the transfers and the Merger, it is expected that Subsidiary Holdings will remain as the surviving entity and the Warrants will become warrants to purchase shares of the common stock of Subsidiary Holdings on the same terms and conditions as described herein. In addition, it is expected that Subsidiary Holdings' only assets will be its equity interests in its subsidiaries.



                                 NOTES OFFERING


     On May 21, 1998, the Company completed the Notes Offering of 160,000 Units, each Unit consisting of $1,000 principal amount of its 12% Notes and one Warrant, in an offering that was exempt from the registration requirements of the Securities Act pursuant to Section 4(2), Rule 144A and Regulation S thereunder. The Notes, in aggregate principal amount of $160,000,000, were issued pursuant to an indenture (the "Indenture") dated May 21, 1998 between the Company and First Union National Bank, as Trustee (the "Trustee").

     In order to fulfill its obligations under a Registration Rights Agreement by and among the Company, Lehman Brothers Inc., Goldman, Sachs & Co. and ING Barings (U.S.) Securities, Inc. as the Initial Purchasers of the Units (the "Initial Purchasers"), the Company filed a registration statement (the "Exchange Offer Registration Statement") with the Commission and has conducted an exchange offer (the "Exchange Offer") pursuant to which it offered to exchange up to $160,000,000 aggregate principal amount of its Series A Senior Notes due 2008 (the "Exchange Notes") for a like principal amount of the Notes. The terms of the Exchange Notes are identical in all material respects to those of the Notes, except that the Exchange Notes have been registered under the Securities Act, and, therefore, will not bear legends restricting their transfer. Under certain circumstances described in the Registration Rights Agreement, the Company may also be obligated to file an additional registration statement (the "Shelf Registration Statement") in order to permit holders of the Notes to resell such Notes. Upon completion of the transfers and the Reorganization (including the Merger) described above, it is expected that Subsidiary Holdings will remain as the surviving entity and as the obligor under the Notes and the Exchange Notes. Unless the context otherwise requires, the Notes and the Exchange Notes are referred to herein collectively as the "Notes."

     Interest on the Notes is payable semiannually in arrears on May 15 and November 15 of each year, commencing on November 15, 1998. The Notes are redeemable at the option of the Company in whole or in part at any time on or after May 15, 2003, at specified redemption prices plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, thereon to the date of redemption. In addition, at any time prior to May 15, 2001, the Company may, from time to time, redeem up to 35.0% of the originally issued aggregate principal amount of the Notes at the specified redemption prices plus accrued interest and Liquidated Damages, if any, to the date of redemption with the Net Cash Proceeds (as defined in the Indenture) of one or more Public Equity Offerings (as defined in the Indenture); provided that at least 65.0% of the originally issued aggregate principal amount of the Notes remains outstanding after such redemption. In the event of a Change of Control (as defined in the Indenture), each holder of the Notes has the right to require the Company to purchase all or any of such holder's Notes at a purchase price in cash equal to 101.0% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase.

     The Company used approximately $52.4 million of the proceeds from the Notes Offering to purchase a portfolio of Pledged Securities (as defined in the Indenture) consisting of U.S. Governmental Obligations (as defined in the Indenture), which are pledged as security and restricted for use as the first six scheduled interest payments on the Notes.


     The Notes are unsecured obligations of the Company, rank senior in right of payment to any existing and future obligations of the Company expressly subordinated in right of payment to the Notes and will be pari passu in right of payment with all other existing and future unsecured and unsubordinated obligations of the Company. The Notes require maintenance of certain financial and nonfinancial covenants, including limitations on additional indebtedness, restricted payments (including dividends), transactions with affiliates, liens and asset sales.


                                -----------------

                    THE WARRANTS AND WARRANT SHARES OFFERING

     The Warrants were originally issued by the Company in the Notes Offering, pursuant to which 160,000 Units were issued and sold, with each Unit consisting of $1,000 principal amount of Senior Notes and one Warrant. The 160,000 Warrants entitle the holders thereof to acquire an aggregate of 200,226 Warrant Shares. The registration of the Warrants and the Warrant Shares pursuant to this Warrant Registration Statement is intended to satisfy certain obligations of the Company under the registration rights provisions of the Warrant Agreement. For additional information concerning the Warrants and the definitions of certain capitalized terms used below, see "Description of Warrants" and "Description of Capital Stock."

Warrants offered by the Selling
 Holders.........................  Up to 160,000 Warrants.

Common Stock offered by the
 Selling Holders.................  Up to 200,226 shares of Common Stock.


Common Stock outstanding be
 fore the Offering (1) ..........  8,964,815 shares.

Common Stock to be outstand
     ing after the Offering(1)(2)  9,165,041 shares.

Exercisability...................  The Warrants are  exercisable at any time and from time to time after November 15, 1998 until the Expiration Date.


Expiration Date..................  May 15, 2008.

Exercise  Price..................  Each Warrant  entitles the holder  thereof to purchase 1.25141 shares of Common Stock at an exercise price of $24.20 per share.

Anti-Dilution
Provisions.......................  The  number of  shares  of  Common  Stock for which each Warrant is exercisable and the price per share at which each Warrant is exercisable are subject to adjustment upon the occurrence of certain events as provided in the Warrant Agreement. See "Description of Warrants -- Adjustments."

Registration  Rights.............  Pursuant  to  the  Warrant   Agreement,   the
                                   Company  is  required  to  keep  the  Warrant
                                   Registration Statement effective,  subject to
                                   certain   exceptions,    until   the   second
                                   anniversary  of the  last  date  on  which  a
                                   Warrant  was   exercised   when  the  Warrant
                                   Registration Statement was not effective or when the Warrant Registration Statement was suspended, or such earlier time when all of the Warrants and/or Warrant Shares have been sold pursuant to the Warrant Registration
                                   Statement.  See  "Description  of Warrants --
                                   Registration Rights."


Use  of  Proceeds................  The Company  will not  receive  any  proceeds from either the sale of the Warrants or the sale of the Warrant Shares by the Selling
                                   Holders.  Proceeds  received  by the  Company
                                   from the exercise of the Warrants, if any, will be used for the purchase of telecommunications and related network equipment and general corporate purposes.

Nasdaq  Listing..................  The Warrants will not be quoted on the Nasdaq
                                   Stock Market or listed or traded on any national securities exchange. Application has been made to have the Warrant Shares quoted along with the other shares of the Common Stock on the Nasdaq National Market.


Nasdaq National Market
 symbol..........................  STGC

-----------

(1) Excludes (i) 7,450 shares of Common Stock issuable upon the exercise of options outstanding as of October 31, 1998 under the Company's Amended and Restated Stock Option Plan; (ii) 513,400 shares of Common Stock issuable upon the exercise of options outstanding as of October 31, 1998 under the Company's 1997 Performance Incentive Plan; and (iii) 620,126 shares of Common Stock issuable pursuant to the exercise of certain outstanding warrants (including the Warrants).

(2)  Assumes that all of the Warrants are exercised.


                                -----------------


     SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE WARRANTS AND WARRANT SHARES.


                              -----------------
     The Company's executive offices are located at 10411 Motor City Drive, Bethesda, Maryland 20817, and its telephone number at that address is (301) 365-8959. The Company changed its name in 1997 from STARTEC, Inc. to Startec Global Communications Corporation.

                                  RISK FACTORS

     Prospective investors should consider carefully the risk factors set forth below, as well as the other information appearing in this Prospectus, before making an investment in the Warrants and the Warrant Shares.


SUBSTANTIAL INDEBTEDNESS; LIQUIDITY


     The Company has substantial indebtedness as a result of the Notes Offering. As of June 30, 1998, the Company had total assets of approximately $215.3 million, total Indebtedness (as defined in the Indenture) of approximately $158.6 million (including approximately $647,000 of Indebtedness, excluding the Notes) and stockholders' equity of approximately $32.3 million. For the fiscal year ended December 31, 1997, after giving pro forma effect to the Notes Offering and the application of the net proceeds therefrom as if the Notes
Offering had been consummated on January 1, 1997, the Company's EBITDA would have been approximately $2.5 million and its EBITDA would have been insufficient to cover fixed charges by approximately $17.4 million. The Indenture limits, but does not prohibit, the incurrence of Indebtedness by the Company and certain of its subsidiaries and does not limit the amount of Indebtedness that may be incurred to finance the cost of Telecommunications Assets (as defined in the Indenture). In the event of a bankruptcy, liquidation, dissolution or similar proceeding with respect to the Company, the holders of any secured indebtedness will be entitled to proceed against the collateral that secures such secured indebtedness and such collateral will not be available for satisfaction of any amounts owed under the Notes. The Company anticipates that it and its subsidiaries will incur substantial additional Indebtedness in the future. See "-- Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Notes Offering."


     The level of the Company's indebtedness could have important consequences to investors, including the following: (i) the debt service requirements of any additional indebtedness could make it more difficult for the Company to make payments of interest on the Notes; (ii) the ability of the Company to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes may be limited; (iii) a substantial portion of the Company's cash flow from operations, if any, must be dedicated to the payment of principal and interest on its indebtedness and other obligations and will not be available for use in its business; (iv) the Company's level of indebtedness could limit its flexibility in planning for, or reacting to, changes in its business; (v) the Company may become more highly leveraged than some of its competitors, which may place it at a competitive disadvantage; and
(vi) the Company's high degree of indebtedness will make it more vulnerable in the event of a downturn in its business.

     The Company must substantially increase its net cash flow in order to meet its debt service obligations, and there can be no assurance that the Company will be able to meet such obligations, including interest payments on the Notes after May 15, 2001 and principal due at maturity. If the Company is unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or if it otherwise fails to comply with the various covenants under its indebtedness, it would be in default under the terms thereof, which would permit the holders of such indebtedness to accelerate the maturity of such indebtedness and could cause defaults under other indebtedness of the Company. Such defaults could result in a default on the Notes and could delay or preclude payments of interest or principal thereon. Any such default could have a material adverse effect on the Company.


HOLDING COMPANY STRUCTURE; RELIANCE ON SUBSIDIARIES FOR DISTRIBUTIONS

     Upon consummation of the Reorganization, Startec Global will be a holding company, the principal assets of which will be the outstanding capital stock of its operating subsidiaries. As a holding company, the Company's internal sources of funds to meet its cash needs, including payment of principal and interest on the Notes, will be dividends from its subsidiaries, intercompany loans and other permitted payments from its direct and indirect subsidiaries, as well as its own credit arrangements, if any. Such operating subsidiaries of the Company will be legally distinct from the Company and will have no obligation, contingent or otherwise, to pay amounts due with respect to the Notes or other indebtedness of the Company or to make funds available for such payments, and will not guarantee the Notes (except in limited circumstances). Additionally, the Company is in the process of organizing operating subsidiaries in jurisdictions outside the United States. The ability of the Company's operating subsidiaries to pay dividends, repay intercompany loans or make other distributions to Startec Global may be restricted by, among other things, the availability of funds, the terms of the indebtedness incurred by such operating subsidiaries, as well as statutory and other legal restrictions. The failure to pay any such dividends, repay intercompany loans or make any such other distributions would restrict Startec Global's ability to repay the Notes or other indebtedness of the Company and its ability to utilize cash flow from one subsidiary to cover shortfalls in working capital at another subsidiary, and could otherwise have a material adverse effect upon the Company's business, financial condition and results of operations.

     Following the Reorganization, the Company will be a holding company that will conduct its business through its subsidiaries and, accordingly, claims of creditors of such subsidiaries will generally have priority on the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness (including the Notes). As a result, the Notes and certain other indebtedness of the Company will be effectively subordinated to all then existing and future indebtedness and other liabilities and commitments of the Company's subsidiaries, including trade payables. As of June 30, 1998, after giving pro forma effect to the Reorganization, the Company's consolidated subsidiaries would have had aggregate liabilities of $25.1 million, including approximately $647,000 of Indebtedness. Any right of the Company to receive assets of any subsidiary upon the liquidation or reorganization of such subsidiary (and the consequent rights of the holders of the Notes or certain other creditors of the Company to participate in those assets) will be effectively subordinated to the claims of such subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor, in which case the claims of the Company would still be subordinate to any security in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by the Company. In addition, holders of secured indebtedness of the Company would have a claim on the assets securing such indebtedness that is prior to the holders of the Notes and would have a claim that is pari passu with the holders of the Notes to the extent such security did not satisfy such indebtedness. After the consummation of the Reorganization, the Company will have no significant assets other than its equity interests in the Company's subsidiaries, which may be pledged in the future to secure one or more credit facilities.


HISTORY OF LOSSES; NEGATIVE EBITDA; UNCERTAINTY OF FUTURE OPERATING RESULTS


     Although the Company has experienced significant revenue growth in recent years, the Company had an accumulated deficit of approximately $7.2 million as of June 30, 1998 and its operations have generated a net loss in three of the last four fiscal years and negative cash used in operating activities in each of the last four fiscal years. The Company expects to generate negative EBITDA and significant operating losses and net losses for the foreseeable future as a result of its significant debt service requirements and the additional costs it expects to incur in connection with the development and expansion of its network, the expansion of its marketing programs and its entry into new markets and the introduction of new telecommunications services. Furthermore, the Company expects that its operations in new target markets will experience negative cash flows until an adequate customer base and related revenues have been established. The Company must substantially increase its net cash flow in order to meet its debt service obligations. There can be no assurance that the Company's revenue will continue to grow or be sustained in future periods or that the Company will be able to achieve and sustain profitability or positive cash flow from operating activities in any future period. In the event the Company cannot achieve and sustain operating profitability or positive cash flow from operations, it may not be able to meet its debt service obligations or working capital requirements, which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "-- Future Capital Needs; Uncertainty of Additional Funding; Discretion in Use of Proceeds of the Notes Offering."


FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING; DISCRETION IN USE OF PROCEEDS OF THE NOTES OFFERING

     The implementation of the Company's strategic plan, including the development and expansion of its network facilities, expansion of its marketing programs and funding of operating losses and working capital needs, will require significant investment. The Company expects that the net proceeds of the

Notes Offering, together with cash on hand and cash flow from operations, will provide the Company with sufficient capital to fund currently planned capital expenditures and anticipated operating losses until approximately the end of the first quarter of 2000. Based on its current plans, however, the Company will require approximately $40 million of additional capital to complete its network deployment plans through the end of 2000. Moreover, there can be no assurance that the Company will not need additional financing sooner than currently anticipated. The need for additional financing will depend on a variety of factors, including the rate and extent of the Company's expansion in existing and new markets, the cost of an investment in additional switching and transmission facilities and ownership rights in fiber optic cable, the incurrence of costs to support the introduction of additional or enhanced services, and increased sales and marketing expenses. In addition, the Company may need additional financing to fund unanticipated working capital needs or to take advantage of unanticipated business opportunities, including acquisitions, investments or strategic alliances. The amount of the Company's actual future capital requirements also will depend upon many factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. In the event that the Company's plans or assumptions change or prove to be inaccurate or the net proceeds of the Notes Offering, together with cash on hand and internally generated funds, prove to be insufficient to fund the Company's growth and operations as currently anticipated through the end of the first quarter of 2000, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional financing or to sell assets. In addition, although the deposit of the Pledged Securities assures holders of the Notes that they will receive all scheduled cash interest payments on the Notes through May 15, 2001, the Company may require additional financing in order to pay interest on the Notes thereafter and to repay the Notes at maturity.


     The Company expects that it will seek to raise additional capital from public and/or private equity and/or debt sources to fund the shortfall in its cash resources expected to occur at the end of the first quarter of 2000. There can be no assurance, however, that the Company will be able to obtain additional financing or, if obtained, that it will be able to do so on a timely basis or on terms favorable to the Company. If the Company is able to raise additional funds through the incurrence of debt, it would likely become subject to additional restrictive financial covenants. In the event that the Company is unable to obtain such additional capital or is unable to obtain such additional capital on acceptable terms, the Company may be required to reduce the scope of its expansion, which could adversely affect the Company's business, financial condition and results of operations, its ability to compete and its ability to meet its obligations under the Notes.

     Although the Company intends to implement the capital spending plan described in this Prospectus, it is possible that unanticipated business opportunities may arise which the Company's management may conclude are more favorable to the long-term prospects of the Company than those contemplated by the current capital spending plan. The Company's management has significant discretion in its decisions with respect to when and how to utilize the proceeds of the Notes Offering.


INTENSE COMPETITION

     The international telecommunications industry is intensely competitive and subject to rapid change precipitated by changes in the regulatory environment and advances in technology. The Company's success depends upon its ability to compete with a variety of other telecommunications providers in the United States and in each of its international markets, including the respective PTT in many of the countries in which the Company operates or plans to operate in the future. Other competitors of the Company include large, facilities-based, multinational carriers such as AT&T, Sprint and MCI World- Com and smaller facilities-based wholesale long distance service providers in the United States and overseas that have emerged as a result of deregulation, switched-based resellers of international long distance services, and global alliances among some of the world's largest telecommunications carriers, such as Global One (Sprint, Deutsche Telekom and France Telecom). The telecommunications industry is also being impacted by a large number of mergers and acquisitions including recent announcements regarding a proposed joint venture between the international operations of AT&T and British Telecom, the proposed acquisition of TCI by AT&T, and the proposed mergers of SBC and Ameritech and GTE and Bell Atlantic. International telecommunications providers such as the Company compete for resi-dential customers on the basis of price, customer service, transmission quality, breadth of service offerings and value-added services, and compete for carrier customers primarily on the basis of price and network quality. Residential customers frequently change long distance providers in response to competitors' offerings of lower rates or promotional incentives, and, in general, because the Company is currently a dial-around provider, its customers can switch carriers at any time. In addition, the availability of dial-around long distance services has made it possible for residential customers to use the services of a variety of competing long distance providers without the necessity of switching carriers. However, as a result of revisions to FCC regulations, beginning on July 1, 1998, all telecommunications companies were required to migrate from their existing five digit CIC codes to new seven-digit CIC codes. Though the Company has experienced no material impact on its residential business since July 1998 as a result of the migration, the migration to seven-digit CIC Codes may adversely affect revenues from the Company's residential customers as a result of actual or perceived difficulties in making long distance calls using the longer code. The Company's carrier customers generally also use the services of a number of international long distance telecommunications providers, and these carrier customers are especially price sensitive. In addition, many of the Company's competitors enjoy economies of scale that can result in a lower cost structure for termination and network costs, which could cause significant pricing pressures within the international communications industry. Several long distance carriers in the United States have introduced pricing strategies that provide for fixed, low rates for both international and domestic calls originating in the United States. Such a strategy, if widely adopted, could have an adverse effect on the Company's business, financial condition and results of operations if increases in telecommunications usage do not result or are insufficient to offset the effects of such price decreases. In recent years, prices for international long distance services have decreased substantially, and are expected to continue to decrease, in most of the markets in which the Company currently competes or which it may enter in the future. The intensity of such competition has recently increased, and the Company expects that such competition will continue to intensify as the number of new entrants increases as a result of the competitive opportunities created by the Telecommunications Act of 1996 (the "1996 Telecommunications Act"), implementation by the FCC of the commitment of the United States to the World Trade Organization ("WTO") and changes in legislation and regulation in various foreign markets. There can be no assurance that the Company will be able to compete successfully in the future.


     The telecommunications industry is also experiencing change as a result of rapid technological evolution, marked by the introduction of new product and service offerings and increasing satellite and undersea cable transmission capacity for services similar to those provided by the Company. Such technologies include satellite-based systems, such as those proposed by Iridium LLC and Globalstar, L.P., utilization of the Internet for international voice and data communications, and digital wireless communication systems such as Personal Communications Systems ("PCS"). The Company is unable to predict which of many possible future product and service offerings will be important to maintain its competitive position or what expenditures will be required to develop and provide such products and services.

RISKS  OF  INTERNATIONAL  TELECOMMUNICATIONS  BUSINESS;  ENTRY  INTO  DEVELOPING
MARKETS

     To date, the Company has generated substantially all of its revenues from international long distance calls originating in the United States. However, the Company's expansion strategy will require it to commence operations in a number of foreign countries, which will expose the Company to the risks inherent in doing business on an international level. These risks include unexpected changes in regulatory requirements or administrative practices; value added tax, tariffs, customs, duties and other trade barriers; difficulties in staffing and managing foreign operations; problems in collecting accounts receivable;
political risks; fluctuations in currency exchange rates; foreign exchange controls which restrict or prohibit repatriation of funds; technology export and import restrictions or prohibitions; delays from customs brokers or government agencies; seasonal reductions in business activity during the summer months in Europe and certain other parts of the world; potential adverse tax consequences resulting from operating in multiple jurisdictions with different tax laws; and other factors which could materially adversely impact the Company's current and planned operations. Moreover, the international telecommunications industry is changing rapidly due to deregulation, technological improvements, expansion of telecommunications infrastructure and the globalization of the world's economies. There can be no assurance that one or more of these factors will not vary in a manner that could have a material adverse effect on the Company.

     A key component of the Company's business strategy is its planned expansion into international markets, including markets in which it has limited or no operating experience. The Company intends to pursue arrangements with foreign correspondents to gain access to and terminate its traffic in those markets. In many of these markets, the government may control access to the local networks and otherwise exert substantial influence over the telecommunications market, either directly or through ownership or control of the PTT. In addition, in many international markets, the PTTs control access to the local networks, enjoy better brand name recognition and customer loyalty and possess significant operational economies, including a larger backbone network and operating agreements with other PTTs. Pursuit of international growth opportunities may require significant investments for extended periods of time before returns, if any, on such investments are realized. Obtaining licenses in certain targeted countries may require the Company to commit significant financial resources, which investments may not yield positive net returns in such markets for extended periods of time, if ever. Further, there can be no assurance that the Company will be able to obtain all or any of the permits and licenses required for it to operate, obtain access on a timely basis (or at all) to local transmission facilities or sell and deliver competitive services in these markets. Incumbent U.S. carriers serving international markets also may have better brand recognition and customer loyalty, and significant operational advantages over the Company. The Company has limited recourse if its foreign partners fail to perform under their arrangements with the Company, or if foreign governments, PTTs or other carriers take actions that adversely affect the Company's ability to gain entry into those markets.

     The Company is also subject to the Foreign Corrupt Practices Act ("FCPA"), which generally prohibits U.S. companies and their intermediaries from bribing foreign officials for the purpose of obtaining or maintaining business. Although Company policy prohibits such actions, the Company may be exposed to liability under the FCPA as a result of past or future actions taken without the Company's knowledge by agents, strategic partners and other intermediaries.


SUBSTANTIAL GOVERNMENT REGULATION


     As a multinational telecommunications company, the Company is subject to varying regulation in each jurisdiction in which it provides services, and it may be affected indirectly by the laws of other jurisdictions insofar as they affect foreign carriers with which the Company does business. The FCC and the PSCs generally have the authority to condition, modify, cancel, terminate or revoke the Company's operating authority for failure to comply with federal or state law. Fines or other penalties also may be imposed for such violations. Because regulatory frameworks in many countries are relatively new, it is difficult to assess the potential for enforcement action in such countries. Any regulatory enforcement action by U.S. or foreign authorities could have a material adverse effect on the Company's business, financial conditions and results of operations.


     United States Domestic Regulations

     In the United States, the Company's provision of services is subject to the Communications Act of 1934, as amended, and FCC regulations thereunder, as well as the applicable law and regulations of the various states. Regulatory requirements have recently changed and will continue to change. Among other things, such changes may affect the ability of the Company to compete with other service providers, continue providing the same services, or introduce new services. The impact on the Company's operations of any changes in applicable regulatory requirements cannot be predicted.

     Federal and State Transactional Approvals. The FCC and certain PSCs require telecommunications carriers to obtain prior approval for providing certain telecommunications services, assignment or transfer of control of licenses, corporate reorganizations, acquisition of operations, and assignment of assets. Such requirements may have the effect of delaying, deterring or preventing a change in control of the Company. Six of the states in which the Company is certificated provide for prior approval or notification of the issuance of securities by the Company. Because of time constraints, the Company may not have obtained such approval from all of the states prior to consummation of the Exchange Offer. The Company's intrastate revenues for the second quarter of 1998 for each of these states was less than $5,000. After consultation with regulatory counsel, the Company believes that such approvals will be granted and that obtaining such approvals subsequent to the Exchange Offer should not result in any material adverse consequences to the Company, although there can be no assurance that such consequences will not result.

     Access Charges. Under alternative rate structures being considered by the FCC, LECs would be permitted to allow volume discounts in the pricing of interstate access charges that long distance carriers such as the Company pay to originate and terminate calls. The RBOCs and other LECs also have been seeking greater pricing flexibility and reduction of intrastate access charges from the PSCs. Although the outcome of these proceedings is uncertain, if LECs are permitted to utilize more flexible rate structures, smaller long distance carriers like the Company could be placed at a significant cost disadvantage with respect to larger competitors.


     Universal Service. The Company and its U.S. competitors are required to make FCC-mandated contributions to a universal service fund to subsidize telecommunications services for low-income persons and certain other users. The level of such contributions for 1998 and future years is unclear, and there can be no assurance that the Company will be able to pass these costs on fully to its customers or that doing so will not result in a loss of customers. Although the Company has filed a request for forebearance/exemption from the universal service fund with the FCC, there can be no assurance that this request will be granted.


     United States International Regulations


     WTO Agreement. Pursuant to an agreement on basic telecommunications services concluded under the auspices of the World Trade Organization (the "WTO Agreement"), 86 countries comprising more than 90% of the global market for telecommunications services have agreed to permit varying degrees of competition from foreign carriers. The WTO Agreement is expected to be implemented by most signatory countries in 1998, although there may be substantial delays. The Company believes that the WTO Agreement will increase opportunities for the Company and its competitors. The precise scope and timing of the implementation of the WTO Agreement, however, remain uncertain, and there can be no assurance that the WTO Agreement will result in beneficial regulatory liberalization.


     On November 26, 1997, the FCC adopted a new order (the "Foreign Participation Order") to implement U.S. obligations under the WTO Agreement. The Foreign Participation Order establishes an open entry standard for carriers from WTO member countries, generally facilitating market entry for such applicants by eliminating certain existing tests. These tests remain in effect, however, for carriers from non-WTO member countries. Petitions for reconsideration of the Foreign Participation Order are pending at the FCC. Implementation of the Foreign Participation Order could increase competition in the Company's markets.


     United States International Settlements Policy and Foreign Entry and Affiliate Rules. The FCC's International Settlements Policy ("ISP") governs the settlement between U.S. carriers and their foreign correspondents of the cost of terminating their calls in the other's network. U.S. international carriers, including the Company, are subject to the FCC's international accounting "benchmark" rates, which are the FCC's ceilings for prices that U.S. carriers should pay for international settlements. The FCC could find that certain settlement rate terms of the Company's foreign carrier agreements do not meet the ISP requirements, absent a waiver. Although the FCC generally has not issued penalties in this area, it could, among other things, issue a cease and desist order or impose fines if it finds that these agreements conflict with the ISP. The Company does not believe that any such fine or order would have a material adverse effect on the Company. The FCC is currently considering whether to discontinue applying the ISP to arrangements between U.S. carriers and certain foreign carriers. The Company cannot predict the outcome of this proceeding or its possible impact on the Company.


     In the  recently-adopted  International  Settlement  Rates  Order,  the FCC conditioned facilities-based authorizations for service on a route on which a carrier has a foreign affiliate upon the foreign affiliate offering all other U.S. carriers a settlement rate at or below the relevant benchmark. The FCC also conditioned any authorization to provide switched services over either facilities-based or resold international private lines upon the condition that at least half of the facilities-based international message telephone service ("IMTS") traffic on the subject route is settled at or below the relevant benchmark rate. Under the Foreign Participation Order, however, if the subject route does not comply with the benchmark requirement, a carrier can demonstrate that the foreign country provides "equivalent" resale opportunities. Accordingly, the Company is permitted to resell private lines for the provision of switched services to any country that either has been found to comply with the benchmarks or to offer equivalent resale opportunities, but must obtain prior FCC approval in order to provide resold private lines to any country in which it has an affiliated carrier that has not been found by the FCC to lack market power. The International Settlement Rates Order has been appealed before the courts and the FCC. These proceedings are still pending. The Company cannot predict the outcome of these preceding or their possible impact on the Company.

     Alternative Routing Through Transiting, Refiling and ISR. The FCC is currently considering whether to limit or prohibit certain procedures whereby a carrier routes, through facilities in a third or intermediate country, traffic originating from one country and destined for another country. The FCC has permitted third country calling under certain pricing and settlement rules, where all countries involved consent to this type of routing arrangement, referred to as "transiting." Under certain arrangements referred to as "refiling," however, traffic appears to originate in the intermediate country and the carrier in the ultimate destination country does not necessarily recognize or consent to the receipt of traffic from the originating country. The FCC to date has made no pronouncement as to whether refile arrangements, which avoid settlements between the actual originating and destination countries, comport either with U.S. or ITU regulations. A 1995 petition for a declaratory ruling on these issues remains pending. To the extent that the Company utilizes transiting or refiling, an FCC determination with respect to the permissibility of, or conditions on, these international routing arrangements could have a material adverse effect on the Company's business, financial condition or results of operations.

     United States Regulation of Internet Telephony. The Company knows of no domestic or foreign laws that prohibit voice communications over the Internet. In December 1996, the FCC initiated a Notice of Inquiry (the "Internet NOI") regarding whether to impose regulations or surcharges upon providers of Internet access and Information Services. In April 1998, the FCC filed a report with Congress stating that Internet access falls into the category of information services, and hence should not be subject to common carrier regulation, including the obligation to pay access charges, but that the record suggests that some forms of Internet Telephony may be more like telecommunications services then information services, and hence subject to common carrier regulation. In addition, federal legislation that would either regulate or exempt from regulation services provided over the Internet has been proposed. PSCs may also retain jurisdiction to regulate the provision of intrastate Internet telephone services. The Company cannot predict the likelihood that state, federal or foreign governments will impose additional regulation or charges on Internet Telephony or other Internet-related services, nor can it predict the impact that future regulation will have on the Company's operations. There can be no assurances that any such regulation will not materially adversely affect the Company's business, financial condition or results of operation.

     European Union Regulations

     EU member states are required to adopt national legislation to implement EU directives aimed at liberalizing telecommunications markets in their countries. Some EU member states have so far failed to implement such directives properly. This could limit, constrain or otherwise adversely affect the Company's ability to provide certain services. Even if a national government enacts appropriate regulations within the time frame established by the EU, there may be significant resistance to the implementation of such legislation from incumbent telecommunications operators, regulators, trade unions and other sources. For example, in France, the telecommunications workers union has stated its objection to the current move towards liberalization. In some EU member states, telecommunications operators that do not operate their own infrastructure are subject to less favorable terms of interconnection to the local PTT. Furthermore, the ease with which new entrants may obtain telecommunications licenses varies greatly among EU member states. The above factors could have a material adverse effect on the Company's operations by preventing the Company from expanding its operations as currently intended, as well as a material adverse effect on the Company's business, financial condition and results of operations. The Company's provision of services in Western Europe may also be affected if any EU member state imposes greater restrictions on non-EU international service than on such service within the EU. Moreover, the EU regime on data protection is fairly strict with respect to the processing of personal data, which may adversely affect the Company's marketing in Europe.


     Other Jurisdictions

     The Company intends to expand its operations into other jurisdictions as such markets are liberalized and the Company is able to offer a full range of switched public telephone services to its customers. In countries that enact legislation intended to deregulate the telecommunications sector or that have made commitments to open their markets to competition in the WTO Agreement, there may be significant delays in the adoption of implementing regulations and uncertainties as to the implementation of the liberalization programs which could delay or make more expensive the Company's entry into such additional markets. The ability of the Company to enter a particular market and provide telecommunications services, particularly in developing countries, is dependent upon the extent to which the regulations in a particular market permit new entrants. In some countries, regulators may make subjective judgments in awarding licenses and permits, without any legal recourse for unsuccessful applicants. In the event the Company is able to gain entry to such a market, no assurances can be given that the Company will be able to provide a full range of services in such market, that it will not have to significantly modify its operations to comply with changes in the regulatory environment in such market, or that any such changes will not have a material adverse effect on the Company's business, results of operations or financial condition.


MANAGEMENT OF GROWTH

     The Company's recent growth and expansion and its strategy to continue such growth and expansion has placed, and is expected to continue to place, a significant strain on the Company's management, operational and financial resources  and  increased  demands on its systems and  controls.  The  Company's growth also has increased responsibilities for its management personnel. In order to manage its growth effectively, the Company must continue to expand its network and infrastructure, enhance its management, financial and information systems, attract additional managerial, technical and customer service personnel, and train and manage its personnel base. Competition for qualified employees in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to the Company. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive transmission facilities and disproportionately high fixed expenses. In addition, as the Company increases its service offerings and expands its target markets in the U.S. and overseas, there will be additional demands on its customer service, marketing and administrative resources. Failure of the Company to successfully manage its expansion could materially adversely affect the Company's business, financial condition and results of operations.


RESPONSE RATES; RESIDENTIAL CUSTOMER ATTRITION


     The Company is significantly affected by the residential customer response rates to its marketing campaigns and residential customer attrition rates. Decreases in residential customer response rates or increases in the Company's residential customer attrition rates could have a material adverse impact on the Company's business, financial condition and results of operations. Additionally, the FCC mandated that as of July 1, 1998, all telecommunications companies must migrate from their existing five-digit CIC codes (10+XXX) to seven-digit CIC codes (10+10+XXX). This mandate has necessitated changes in the dialing patterns of the Company's residential customers in order to use the Company's dial-around services. Though the Company has experienced no material impact on its residential business since July 1, 1998 as a result of the migration, actual or perceived difficulties in making long distance calls using the longer code could have a material adverse effect on the Company's residential business.

RISKS ASSOCIATED WITH EXPANSION AND OPERATION OF THE NETWORK

     The success of the Company is largely dependent upon its ability to operate, expand, manage and maintain its network so that it is able to deliver high quality, uninterrupted telecommunications services. In particular, the Company's ability to increase revenues will depend on its ability to expand the capacity of, and eliminate bottlenecks that have developed from time to time on, the Company's network. Any failure of the Company's network or other systems or hardware that causes interruptions in the Company's operations could have a material adverse effect on the Company, including adverse effects on its customer relationships. The Company's operations are also dependent on its ability to successfully integrate new technologies and equipment into the network. Increases in the Company's traffic, the build-out of its network, and the integration of new technologies and equipment into the network will place additional strains on the Company's systems, and there can be no assurance that the Company will not experience system failures. In addition, while the Company performs the majority of the maintenance of its owned transmission facilities, it depends upon services provided by Nortel under a service and support contract to resolve problems with its New York City-based switch that the Company is unable to resolve. The Company also depends upon third parties for maintenance of facilities which it leases and fiber optic cable lines in which the Company has an IRU or other use arrangement. Frequent, significant or prolonged system failures, or difficulties experienced by customers in accessing or maintaining connection with the Company's network could substantially damage the Company's reputation, result in customer attrition and have a material adverse effect on its business, financial condition or results of operations.


DEPENDENCE ON KEY CUSTOMERS; BAD DEBT EXPOSURE

     Although the composition of the Company's carrier customer base varies from period to period, during the year ended December 31, 1997, the Company's five largest carrier customers accounted for approximately 47% of the Company's net revenues, with WorldCom and Frontier accounting for approximately 23% and 14%, respectively. In addition, for the six months ended June 30, 1998, the Company's five largest carrier customers accounted for approximately 33% of the Company's net revenues, with WorldCom accounting for approximately 19% of net revenues during that period. No other carrier customer accounted for more than 10% of the Company's net revenues during 1997 or the first six months of 1998. The
Company's agreements and arrangements with its carrier customers generally may be terminated on short notice without penalty, and do not require the carriers to maintain their current levels of use of the Company's services. The Company's carrier customers tend to be price sensitive and often move their business based solely on incremental changes in price. Carriers also may terminate their relationship with the Company or substantially reduce their use of the Company's services for a variety of other reasons, including problems with transmission quality and customer service, changes in the regulatory environment, increased use of the carriers' own transmission facilities, and other factors which may be beyond the Company's control. In addition, the effect of proposed mergers and alliances in the telecommunications industry may potentially reduce the number of customers that purchase wholesale international long distance services from the Company. A loss of a significant amount of carrier business could have a material adverse effect on the Company's business, financial condition and results of operations.


     The concentration of carrier customers also increases the risk of non-payment or difficulties in collecting the full amounts due from customers. The Company's four largest carrier customers represented approximately 44% and 31% of gross accounts receivable as of December 31, 1997 and June 30, 1998, respectively. The Company performs initial and ongoing credit evaluations of its carrier customers in an effort to reduce the risk of non-payment. There can be no assurance that the Company will not experience collection difficulties or that its allowances for non-payment will be adequate in the future. If the Company experiences difficulties in collecting accounts receivable from its significant carrier customers, its business, financial condition and results of operations could be materially adversely affected. In addition, although the Company reserves for the risk of non-payment with respect to its residential customers taken as a whole, the Company does not believe that the risk of non-payment with respect to any single or concentrated group of residential customers is significant.

DEPENDENCE ON AVAILABILITY OF TRANSMISSION FACILITIES


     Historically, substantially all of the telephone calls made by the Company's customers have been carried and terminated through transmission lines of facilities-based long distance carriers, which provide the Company transmission capacity through a variety of lease and resale arrangements ("off-net"). For both the year ended December 31, 1997 and the six months ended June 30, 1998, 95% of the Company's traffic was terminated off-net. The Company's ability to maintain and expand its business is dependent, in part, upon the Company's ability to maintain satisfactory relationships with these carriers, many of which are, or may in the future become, competitors of the Company. The Company's lease arrangements generally do not have long terms and its resale agreements generally permit price adjustments on short notice, which makes the Company vulnerable to adverse price and service changes or terminations. Although the Company believes that its relationships with these carriers generally are satisfactory, the failure to maintain satisfactory relationships with one or more of these carriers could have a material adverse effect upon the Company's business, financial condition and results of operations. During the fiscal year ended December 31, 1997, WorldCom and Pacific Gateway Exchange accounted for approximately 13% and 12%, respectively, of the Company's acquired transmission capacity (on a cost of services basis). During the six months ended June 30, 1998, Pacific Gateway Exchange accounted for approximately 11% of the Company's acquired transmission capacity (on a cost of services basis). No other supplier accounted for 10% or more of the Company's acquired transmission capacity during 1997 or the first six months of 1998.

     The future profitability of the Company will depend in part on its ability to obtain and utilize transmission facilities on a cost effective basis. Presently, the terms of the Company's agreements for transmission lines subject the Company to the possibility of unanticipated price increases and service cancellations. Although the rates the Company is charged generally are less than the rates the Company charges its customers for connecting calls through these lines, to the extent these costs increase, the Company may experience reduced or, in certain circumstances, negative margins for some services. As its traffic volume increases in particular international markets, however, the Company intends to reduce its use of variable usage arrangements and, to the extent feasible and cost-justified, enter into fixed leasing arrangements on a longer-term basis and/or construct or acquire additional transmission facilities of its own. To the extent the Company enters into such fixed arrangements and/or increases its owned transmission facilities and incorrectly projects traffic volume in particular markets, it would experience higher fixed costs without any concomitant increase in revenue.

     The Company owns IRUs in, and has other access rights to, a number of undersea fiber optic cable systems, and the acquisition of additional IRUs in, and other access rights to, undersea fiber optic cable transmission lines is a key element of the Company's business strategy. Because undersea fiber optic lines typically take several years to plan and construct, international long distance service providers generally make investments based on forecasts of anticipated traffic. Inaccuracies in the Company's forecasts of traffic could result in insufficient or excessive investments by the Company in undersea cable and disproportionately high fixed expenses. The Company will be subject to similar risks with respect to its decisions to invest in and acquire satellite earth stations. The Company generally does not control the planning or construction of undersea fiber optic cable transmission lines, and must seek access to such facilities through partial ownership positions or through lease and other access arrangements on negotiated terms that may vary with industry and market conditions. There can be no assurance that undersea fiber optic cable transmission lines will be available to the Company to meet its current and/or projected international traffic volume, or that such lines will be available on satisfactory terms.


DEPENDENCE ON FOREIGN CALL TERMINATION ARRANGEMENTS

     The Company currently offers U.S.-originated international long distance service globally through a network of operating agreements, resale arrangements, transit and refile agreements, and various other foreign termination arrangements. The Company's ability to terminate traffic in its targeted foreign markets is an essential component of its service. The ability to terminate traffic on a cost-effective basis is an essential component of the Company's business plan. Accordingly, the Company is dependent upon its operating agreements and other termination arrangements. The Company's strategy is based on its ability to enter into and maintain: (i) operating agreements with PTTs in countries that have yet to become deregulated so it will be able to terminate traffic in, and receive return traffic from, those countries; (ii) operating agreements with PTTs and emerging carriers in foreign countries whose telecommunications markets have been deregulated so it will be able to terminate traffic in those countries; and (iii) interconnection agreements with the PTT in each of the countries in which the Company has operating facilities so it will be able to terminate traffic in each such country. Although to date the Company has negotiated and maintained operating agreements and termination arrangements sufficient for its current business and traffic levels, there can be no assurance that the Company will be able to negotiate additional operating agreements or termination arrangements or maintain such existing or additional agreements or arrangements in the future. Cancellation of certain operating agreements or other termination arrangements could have a material adverse effect on the Company's business, financial condition and results of operations. Moreover, the failure to enter into additional operating agreements and termination arrangements could limit the Company's ability to increase its services to its current target markets, gain entry into new markets, or otherwise increase its revenues and control its costs.


DEPENDENCE ON EFFECTIVE INFORMATION SYSTEMS; YEAR 2000 TECHNOLOGY RISKS


     In the normal course of its business, the Company must record and process significant amounts of data quickly and accurately in order to bill for the services it provides to customers, to ensure that it is properly charged by vendors for services it uses and to achieve operating efficiencies and otherwise manage its growth. Although the Company believes that its current management information systems are sufficient to meet its present demands, these systems have not grown at the same rate as the Company's business and it is anticipated that additional investments in these systems will be needed. There can be no assurance, however, that the Company will not encounter difficulties in the acquisition, implementation, integration and ongoing use of any additional management information systems resources, including possible delays, cost-overruns or incompatibility with the Company's current information systems resources or its business needs. In addition, the LECs currently provide billing services for long distance providers such as the Company, although they are not obligated to do so. As a result, any change in billing practices by the LECs, including termination of billing services for long distance providers, may disrupt the Company's operations and materially and adversely affect its business, results of operations and financial condition.

     A significant percentage of the software that runs many computer systems relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail to properly interpret these two-digit date codes, misinterpreting "00" as the year 1900 rather than 2000, which could result in processing errors or system failures. The Company's management is currently in the process of assessing the nature and extent of the potential impact of the Year 2000 issue on its systems and applications, including its billing, credit and call tracking systems, and intends to take steps to prevent failures in its systems and applications relating to Year 2000. The majority of the Company's operating systems are relatively new and have been certified to the Company as being Year 2000 compliant. Despite the fact that the majority of the Company's systems have been certified as Year 2000 compliant, there can be no assurance that the Company's systems will not be adversely affected by the Year 2000 issue. In addition, computers used by the Company's vendors providing services to the Company or computers used by the Company's customers that interface with the Company's computer systems may have Year 2000 problems, any of which may adversely affect the ability of those vendors to provide services to the Company, or in the case of the Company's carrier customers, to make payments to the Company. If any of such systems fails or experiences processing errors, such failures or errors may disrupt or corrupt the Company's systems. The Company is utilizing its current management information systems staff to conduct its third party compliance analysis and has sent requests to 12 of its top telephony carrier customers and vendors requesting a detailed written description of the status of their Year 2000 compliance efforts. Although management has not yet finalized its analysis, it does not expect that the costs to properly address the Year 2000 issue will have a material adverse effect on its results of operations or financial position. Failure of any of the Company's systems or applications or the failure of, or errors in, the computer systems of its vendors or carrier customers could materially adversely affect the Company's business, financial condition and results of operations.

EFFECT OF RAPID TECHNOLOGICAL CHANGES

     The telecommunications industry is characterized by rapid and significant technological advancements and introductions of new products and services employing new technologies. Improvements in transmission equipment, the development of switching technology or advances in Internet Telephony allowing the simultaneous transmission of voice, data and video, and the commercial availability of domestic and international switched voice, data and video services at prices lower than comparable services offered by the Company are all possible developments that could adversely affect the Company. The Company's profitability will depend on its ability to anticipate and adapt to rapid technological changes, acquire or otherwise access new technology, and offer, on a timely and cost-effective basis, services that meet evolving industry standards. There can be no assurance that the Company will be able to adapt to such technological changes, continue to offer competitive services at competitive prices or obtain new technologies on a timely basis on satisfactory terms or at all. Failure to adapt to rapid technological changes could have a material adverse effect on the Company's business, financial condition and results of operations.


RISKS ASSOCIATED WITH STRATEGIC ALLIANCES, ACQUISITIONS AND INVESTMENTS


     As part of its business strategy, the Company may enter into joint ventures or strategic alliances with, or acquire or make strategic investments in, businesses that it believes are complementary to the Company's current and planned operations. Any joint ventures, strategic alliances, investments or acquisitions would be accompanied by the risks commonly encountered in such transactions, including those associated with assimilating the operations and personnel of acquired companies, potential disruption of the Company's ongoing business, inability of management to maximize the financial and strategic position of the Company by the successful incorporation of the acquired technology, know-how, and rights into the Company's business, maintenance of uniform standards, controls, procedures and policies, and impairment of relationships with employees and customers as a result of changes in management. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with joint ventures, strategic alliances, investments or acquisitions.

     Expansion through joint ventures or similar arrangements may involve additional risks for the Company. The Company may not have a majority or controlling ownership interest in the joint venture entity, may not control the joint venture's board of directors or similar governing authority, and may not otherwise control its operations or assets. There is also a risk that the Company's joint venture partner or partners may have economic, business or legal interests or goals that are not consistent with those of the joint venture or the Company, or that such goals will diverge over time. In addition, there is a risk that a joint venture partner may be unable to meet its economic or other obligations to the joint venture, in which case it may become necessary for the Company to fulfill those obligations.

     Further, if the Company were to proceed with one or more significant joint ventures, strategic alliances, acquisitions or investments in which the consideration given by the Company consists of cash, the Company may incur Indebtedness or use a substantial portion of its available cash to consummate such transactions. Many of the businesses that might become attractive acquisition candidates for the Company may have significant goodwill and intangible assets, and acquisitions of these businesses, if accounted for as a purchase, would typically result in substantial amortization charges to the Company. The financial impact of acquisitions, investments, joint ventures and strategic alliances could have a material adverse effect on the Company's business, financial condition and results of operations.



DEPENDENCE ON KEY PERSONNEL


     The Company's success depends to a significant degree upon the continued contributions of its management team and technical, marketing and customer service personnel including, in particular, Ram Mukunda, President, Chief Executive Officer and Treasurer, and Prabhav V. Maniyar, Senior Vice President, Chief Financial Officer and Secretary, of the Company. Messrs. Mukunda and Maniyar have employment agreements with the Company. The Company maintains "key man" life insurance on Mr. Mukunda.

     The Company's success also depends on its ability to attract and retain additional qualified management, technical, marketing and customer service personnel. Competition for qualified employees in the telecommunications industry is intense and, from time to time, there are a limited number of persons with knowledge of and experience in particular sectors of the industry who may be available to the Company. The process of locating personnel with the combination of skills and attributes required to implement the Company's strategies is often lengthy, and there can be no assurance that the Company will be successful in attracting and retaining such personnel, especially management personnel and personnel for foreign offices. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on the Company's operations, its ability to implement its business strategies, and its efforts to expand. Any such event could have a material adverse effect on the Company's business, financial condition or results of operations.



CONTROL OF COMPANY BY CURRENT STOCKHOLDERS


     As of October 31, 1998, the executive officers and directors of the Company beneficially owned 4,084,491 shares of Common Stock, representing approximately 45.6% of the outstanding shares Common Stock, including options to purchase an aggregate of 10,000 shares of Common Stock. Of these amounts, Mr. Mukunda beneficially owns 3,583,675 shares of Common Stock. The Company's executive officers and directors as a group, or Mr. Mukunda, acting individually, will be able to exercise significant influence over such matters as the election of the directors of the Company and other fundamental corporate transactions such as mergers, asset sales and the sale of the Company.



RISKS RELATED TO USE OF STARTEC NAME

     Certain other telecommunications companies and related businesses use names or hold registered trademarks that include the word "star." In addition, several other companies in businesses that the Company believes are not telecommunications-related use variations of the "star-technology" word combination (e.g., Startek and Startech). Although the Company holds a registered trademark for "STARTEC," there can be no assurance that its continued use of the STARTEC name will not result in litigation brought by companies using similar names or, in the event the Company should change its name, that it would not suffer a loss of goodwill. Further, the Company has filed for federal registration of the trademark "Startec Global Communications Corporation." Although no guarantee can be made that this application will be successful and mature into a federal trademark registration, the established rights in and registration of STARTEC provides the basis for expanding the trademark rights to include the supplemental terms "Global Communications Group."


ABSENCE OF PUBLIC MARKET FOR THE WARRANTS


     There is no existing public market for the Warrants and there can be no assurance that an active public market for the Warrants will develop as a result of the offering of the Warrants by any Selling Holder or, if a such a market develops, it will be maintained. The Company does not intend to apply for quotation of the Warrants on the Nasdaq Stock Market or for listing of the Warrants on any national securities exchange. Future trading prices of the Warrants will depend on many factors, including the Company's operating results, the market for similar securities and the performance of the Common Stock.



POSSIBLE VOLATILITY OF STOCK PRICE


     Prior to the completion of the initial public offering of the Common Stock on October 9, 1997 there had been no public market for the Common Stock. Historically, the market prices for securities of emerging companies in the telecommunications industry have been highly volatile. Future announcements concerning the Company or its competitors, including those with respect to results of operations, technological innovations, government regulations, proprietary rights or significant litigation, may have a significant impact on the market price of the Common Stock. In addition, the stock market recently has experienced significant price and volume fluctuations that particularly have affected telecommunications companies and have resulted in changes in the market prices of the stocks of many companies which may not have been directly related to the operating performance of those companies. Such market fluctuations may materially adversely affect the market price of the Common Stock. See "Price Range of Common Stock."


DIVIDEND POLICY

     The Company has never paid cash dividends on its Common Stock and has no plans to do so in the foreseeable future. The declaration and payment of any dividends in the future will be determined by the Board of Directors, in its discretion, and will depend on a number of factors, including the Company's earnings, capital requirements and overall financial condition. In addition, the Company's ability to declare and pay dividends is substantially restricted under the terms of the Indenture and under the Signet Facility. See "Dividend Policy."

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Warrants or the Warrant Shares by the Selling Holders. To the extent that any Warrants are exercised, the Company will receive the proceeds from such exercises. The Company intends to use the proceeds, if any, from the exercise of the Warrants for the purchase of telecommunications and related network equipment and general corporate purposes. The net proceeds to the Company from the Notes Offering, after deducting discounts, commissions and expenses paid by the Company, were approximately $154.4 million. The Company applied approximately $52.4 million of such net proceeds to purchase the Pledged Securities. The Company intends to apply approximately $102.0 million to fund capital expenditures through the end of the first quarter of 2000 to expand and develop the Company's network, including the purchase and installation of switches and related network equipment (including software and hardware upgrades for current equipment), the acquisition of fiber optic cable facilities, and investments in and the acquisition of satellite earth stations.



                           PRICE RANGE OF COMMON STOCK

     The Common Stock has been quoted on the Nasdaq National Market under the symbol "STGC" since the completion of the Company's initial public offering on October 9, 1997. The following table sets forth, for each of the periods indicated, the high and low closing prices per share of the Common Stock on the Nasdaq National Market.


                                                           HIGH          LOW
                                                        ----------   ----------
       1997
        Fourth Quarter (from October 9) .............   $22 3/8       $14 1/2

       1998
        First Quarter ...............................    26 3/8        18 3/8
        Second Quarter ..............................    28 1/2         9 3/8
        Third Quarter ...............................    14 1/2         5 3/4
        Fourth Quarter (through November 6) .........    12 1/2         4 5/16



     As of October 31, 1998, there were approximately 40 record holders of the Common Stock. On November 6, 1998, the last reported sale price of the Common Stock on the Nasdaq National Market was $11.50 per share.


                                 DIVIDEND POLICY


     The Company has never declared or paid any cash dividends on its Common Stock, nor does it expect to do so in the foreseeable future. It is anticipated that all future earnings, if any, generated from operations will be retained by the Company to develop and expand its business. Any future determination with respect to the payment of dividends will be at the sole discretion of the Board of Directors and will depend upon, among other things, the Company's operating results, financial condition and capital requirements, the terms of then-existing indebtedness, general business conditions and such other factors as the Board of Directors deems relevant. In addition, the terms of the Indenture and the Signet Facility place significant limitations on the payment of cash dividends.

                          DESCRIPTION OF CAPITAL STOCK

     The Company is currently authorized to issue 20,000,000 shares of Common Stock, par value $.01 per share, and 100,000 shares of Preferred Stock, par value $1.00 per share. Upon completion of the Reorganization, the Company will be authorized to issue 40,000,000 shares of Common Stock, par value $.01 per share, and 1,000,000 shares of preferred stock, par value $1.00 per share.


     As of October 31, 1998, there were 8,964,815 shares of Common Stock outstanding, held of record by 40 stockholders. In addition, as of October 31, 1998, options, warrants and other rights to purchase an aggregate of 1,140,976 shares of Common Stock were outstanding, of which 454,480 were currently exercisable.


     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders, including the election of directors. There are no cumulative voting rights in the election of directors. Subject to the prior rights of holders of Preferred Stock, if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. Upon liquidation or dissolution of the Company, the remainder of the assets of the Company will be distributed ratably among the holders of Common Stock after payment of liabilities and the liquidation preferences of any outstanding shares of Preferred Stock. The Common Stock has no preemptive or other subscription rights and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All of the outstanding shares of Common Stock are fully paid and nonassessable.

     The Board of Directors has the authority to issue up to 100,000 shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price of, and the voting and other rights of, the holders of Common Stock. There are no shares of Preferred Stock outstanding, and the Company has no current plans to issue any shares of Preferred Stock.


REGISTRATION RIGHTS


     Certain holders of outstanding warrants (other than the Warrants) and shares of Common Stock have the right to request the Company to register their shares under the Securities Act. First Union, as the successor to Signet Bank under a Secured Revolving Line of Credit Facility Agreement and related agreements, has the right to request the Company to register 269,900 shares of Common Stock underlying their warrants on two occasions. In addition, the holders of warrants to purchase Common Stock that were issued to the representatives of the underwriters of the Company's initial public offering have the right to request the Company to register the 150,000 shares of Common Stock underlying their warrants on one occasion following the vesting of those warrants in October 1998. First Union, the holders of the representatives' warrants and a beneficial owner of 3,000 shares of Common Stock also have "piggy-back" registration rights with respect to certain registered offerings of securities by the Company that are registered under the Securities Act. Each of these parties waived their registration rights in connection with the Notes Offering, including in connection with the Warrant Registration Statement.


CERTAIN PROVISIONS OF THE COMPANY'S ARTICLES OF INCORPORATION, BYLAWS, MARYLAND LAW AND DELAWARE LAW

     Amended and Restated Articles of Incorporation and Bylaws


     The Company's Articles of Incorporation (the "Maryland Charter") includes certain provisions which may have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, by proxy contest, tender offer, open-market purchases or otherwise, unless such takeover or change in control is approved by the Company's Board of Directors. Such provisions may also make the removal of directors and management more difficult.

     In this regard, the Maryland Charter provides that the number of directors shall be five but may not be fewer than three nor more than twenty-five members. The Maryland Charter divides the Board of Directors into three classes, with one class having an initial term of one year, one class having an initial term of two years, and one class having an initial term of three years. Each class is to be as nearly equal in number as possible. At each annual meeting of stockholders, directors will be elected to succeed those directors whose terms have expired, and each newly elected director will serve for a three-year term. In addition, the Maryland Charter provides that any director or the entire Board may be removed by stockholders only for cause and with the approval of the holders of 80% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. The Maryland Charter also provides that all vacancies on the Board of Directors, including those resulting from an increase in the number of directors, may be filled solely by a majority of the remaining directors; provided, however, that if the vacancy occurs as a result of the removal of a director, the stockholders may elect a successor at the meeting at which such removal occurs.


     The classification of directors and the provisions in the Maryland Charter that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders will be required, in most cases, for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

     The Maryland Charter also contains provisions relating to the stockholders' ability to call meetings of stockholders, present stockholder proposals, and nominate candidates for the election of directors. The Bylaws provide that special meetings of stockholders can be called only by the Chairman of the Board of Directors, the President, the Board of Directors, or by the Secretary at the request of holders of at least 25% of all votes entitled to be cast. These provisions may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called. In addition, the Maryland Charter establishes procedures requiring advanced notice with regard to stockholder proposals and the nomination of candidates for election as directors (other than by or at the direction of the Board of Directors or a committee of the Board of Directors). Pursuant to these procedures, stockholders desiring to introduce proposals or make nominations for the election of directors must provide written notice, containing certain specified information, to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting. If less than 30 days notice or prior public disclosure of the date of the meeting is given, the required notice regarding stockholder proposals or director nominations must be in writing and received by the Secretary of the Company no later than the tenth day following the day on which notice of the meeting was mailed. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

     The Maryland Charter also includes certain "super-majority" voting requirements, which provide that the affirmative vote of the holders of at least 80% of the aggregate combined voting power of all classes of capital stock entitled to vote thereon, voting as one class, is required to amend certain provisions of the Maryland Charter, including those provisions relating to the number, election, term of and removal of directors; the amendment of the Bylaws; and the provision governing applicability of the Maryland Control Share Act (summarized below). The effect of these provisions will be to make it more difficult to amend provisions of the charter, even if such amendments are favored by a majority of stockholders. In addition, the Maryland Charter includes provisions which require the vote of a simple majority of the Company's issued and outstanding Common Stock to approve certain significant corporate transactions, including the sale of all or substantially all of the Company's assets, rather than the vote of two-thirds of the issued and outstanding Common Stock.


     Upon completion of the Reorganization, the Company will be governed by a Delaware charter (the "Delaware Charter") will be the charter documents of the Company. Although the provisions of the Delaware Charter are similar in many respects to those of the Maryland Charter, the Reorganization includes implementation of provisions in the Delaware Charter that affect the rights of stockholders and management. In addition, certain other changes altering the rights of stockholders and powers of man-agement could be implemented in the future by amendment of the Company's Certificate of Incorporation following stockholder approval, and certain changes could be implemented by amendment of the Bylaws without stockholder approval.


     Change in Authorized Stock. The Maryland Charter authorizes a total of 20,100,000 shares of stock, of which 20,000,000 are shares are classified as common stock, $.01 par value, and 100,000 shares are classified as preferred stock, $1.00 par value ("Preferred Stock"). Of the authorized shares of Preferred Stock, 25,000 shares are classified as Series A Junior Participating Preferred Stock in connection with the adoption by the Board of a Preferred Stock Purchase Rights Agreement dated as of March 26, 1998 ("Rights Plan"). The Board of Directors has the authority to classify and issue the remaining shares of Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restriction thereof. The Delaware Charter authorizes the Company to classify and issue an aggregate of 41,000,000 shares of stock, of which 40,000,000 shares shall be common stock, $.01 par value per share, and 1,000,000 shares shall be preferred stock, $1.00 par value per share.


     Elimination of Stockholders' Power to Call Special Stockholders' Meeting and to Act by Unanimous Written Consent. The Delaware Charter provides that stockholders may act only at an annual or special meeting of stockholders and not by written consent. Although the current Bylaws authorize the stockholders of the Company to take action by unanimous written consent without a meeting, this method of obtaining stockholder approval has not been used since the Company became a public company in 1997. Because of the large number of stockholders of the Company and its current practice of soliciting proxies and holding meetings, the Company does not expect to use this procedure in the future. In addition, the Delaware Bylaws of the Company provide that a special meeting of the stockholders may only be called by the Board of Directors, the Chairman of the Board of Directors, or the President. The Maryland Bylaws authorize a special meeting of the stockholders to be called by the Board of Directors, the President, or the holders of stock entitled to cast not less than 25% of the votes at such meeting. Although such a provision is permitted by Delaware law, the Delaware Bylaws will prohibit stockholders from calling a special meeting. As a result, after the Reorganization, the stockholders of the Company will be permitted to act only at a duly called annual or special meeting of the stockholders.

     The provisions prohibiting stockholder action by written consent will give all stockholders of the Company the opportunity to participate in determining any proposed stockholder action and will prevent the holders of a majority of the voting power of the Company from using the written consent procedure to take stockholder action. Persons attempting hostile takeovers of corporations have attempted to use written consent procedures to deal directly with stockholders and avoid negotiations with the boards of directors of such corporations. The provisions eliminating the right of stockholders to call a special meeting would mean that a stockholder could not force stockholder consideration of a proposal over the opposition of the Board of Directors by calling a special meeting of the stockholders prior to such time as the Board of Directors believed such consideration to be appropriate. By eliminating the use of the written consent procedure and the ability of stockholders to call a special meeting, the Company intends to encourage persons seeking to acquire control of the Company to initiate an acquisition through arm's-length negotiations with the Company's management and its Board of Directors.

     The provisions restricting stockholder action by written consent and the elimination of the stockholders' ability to call special meetings may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors. Because elimination of the procedures for stockholders to act by written consent or to call special meetings could make more difficult an attempt to obtain control of the Company, such action could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. Because tender offers for control usually involve a purchase price higher than the prevailing market price, the provisions restricting stockholder action by written consent and the elimination of the stockholders' ability to call special meetings may have the effect of preventing or delaying a bid for the Company's shares that could be beneficial to the Company and its stockholders. Elimination of the written consent procedure also means that a meeting of the stockholders would be required in order for the Company's stockholders to replace the Board of Directors. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the Board of

Directors could be delayed until the next annual meeting. These provisions thus will make the removal of directors more difficult.

     Maryland and Delaware Law

     Section 3-601, et seq. of the Maryland General Corporation Law (the "Business Combination Statute"), and Section 3-701 et seq. of the Maryland General Corporation Law with respect to acquisitions of "control shares" may also have the effect of delaying, deterring or preventing a future takeover or change in control of the Company, by proxy contest, tender offer, open-market purchases or otherwise.


     Under the Business Combination Statute, certain "business combinations" (including mergers or similar transactions subject to a statutory stockholder vote and additional transactions involving transfers of assets or securities in specified amounts) between a Maryland corporation subject to the Business Combination Statute and an Interested Stockholder (as defined in the Business Combination Statute), or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder unless an exemption is available. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least: (i) 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation; and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than voting stock held by the Interested Stockholder who will or whose affiliate will be a party to the business combination voting together as a single voting group, unless the corporation's stockholders receive a minimum price (as described in the Business Combination Statute) for their stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. The Business Combination Statute defines an "Interested Stockholder" as any person who is the beneficial owner, directly or indirectly, of 10% or more of the outstanding voting stock of the corporation after the date on which the corporation had 100 or more beneficial owners of its stock; or any affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation.


     These provisions of the Business Combination Statute do not apply, unless the corporation's charter or Bylaws provide otherwise, to a corporation that on July 1, 1983 had an existing Interested Stockholder, unless, at any time thereafter, the Board of Directors elects to be subject to the law. These provisions of the Business Combination Statute also would not apply to business combinations that are approved or exempted by the Board of Directors of the corporation prior to the time that any other Interested Stockholder becomes an Interested Stockholder. A Maryland corporation may adopt an amendment to its charter electing not to be subject to the special voting requirements of the Business Combination Statute. Any such amendment would have to be approved by the affirmative vote of at least 80% of the votes entitled to be cast by all holders of outstanding shares of voting stock of the corporation voting together as a single voting group, and 66 2/3% of the votes entitled to be cast by persons (if any) who are not Interested Stockholders of the corporation or affiliates or associates of Interested Stockholders voting together as a single voting group. The Company has not adopted such an amendment to its charter.

     In addition to the Business Combination Statute, Section 3-701 et seq. of the Maryland General Corporation Law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by the stockholders at a special meeting by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter, excluding all interested shares. "Control shares" are voting shares of stock which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power, would entitle the acquiror, directly or indirectly, to exercise or direct the exercise of the voting power in electing directors within any one of the following ranges of voting power: (i) 20% or more but less than 33 1/3%; (ii) 33 1/3% or more but less than a majority or (iii) a majority or more of all voting power. Control shares do not include shares the acquiror is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition, directly or indirectly, by any person, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.

     A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and delivery of an "acquiring person statement"), may compel a corporation's board of directors to call a special meeting of stockholders to be held within 50 days of a demand to consider the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. If no request for a meeting is made, the corporation may itself present the question at any stockholders' meeting. Unless the charter or bylaws provide otherwise, if the acquiring person does not deliver an acquiring person statement within 10 days following a control share acquisition then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, at any time during a period commencing on the 11th day after the control share acquisition and ending 60 days after a statement has been delivered. Moreover, unless the charter or bylaws provide otherwise, if voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to exercise or direct the exercise of a majority or more of all voting power, other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation. The shares of Common Stock held by Ram Mukunda and his family are not subject to the restrictions imposed by the Maryland Control Share Act.

     Following the Reorganization, the Company will be subject to the provisions of the Delaware General Corporation Law, which contains provisions similar to the Maryland laws summarized above. The following is a summary of certain similarities and differences between Delaware law and Maryland law. The discussion is not exhaustive and is qualified in its entirety by reference to the specific provisions of Delaware law and Maryland law.

     Redemption Retirement. Delaware law prohibits the purchase or redemption of stock when the capital of a corporation is or will be impaired; except that a corporation may purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets, whether by dividend or in liquidation, to a preference over another class or series of its stock. Maryland law, on the other hand, prohibits the purchase or redemption of stock if the corporation would be unable to pay its indebtedness as the indebtedness becomes due in the usual course of business, or if the corporations's total assets are, or would be, less than the sum of the total liabilities plus, unless the charter provides otherwise, the amount needed to satisfy preferential rights.


     Dividends. Delaware law provides that a corporation can pay dividends out of capital surplus or out of net profits for the current or immediately preceding fiscal year. Maryland law, however, restricts the payment of dividends if the corporation is, or would be unable to, pay its indebtedness as the indebtedness becomes due in the usual course of business or the corporation's total assets are, or would be, less than the sum of the total liabilities plus, unless the charter provides otherwise, the amount needed to satisfy preferential rights of stockholders whose preferential rights are superior to those receiving the distribution.

     Dissenters' Rights. Under Delaware law and Maryland law, a dissenting stockholder of a corporation participating in certain transactions such as certain mergers or consolidations, may, under varying circumstances, receive cash in the amount of the fair value of such stockholder's shares (as determined by a court) in lieu of the consideration such stockholder otherwise would have received in such transaction. Delaware law does not generally require such dissenters' rights of appraisal with respect to (i) a sale of assets, (ii) an amendment of the certificate of incorporation (unless otherwise provided for in the certificate of incorporation), (iii) a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, if such stockholders received shares of the surviving corporation or of another listed or widely-held corporation, or
(iv) stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger. Maryland law has similar provisions, but under Maryland law, dissenters' rights of appraisal would apply: (i) with respect to a sale of all or substantially all of a corporation's assets (except a transfer of assets by a corporation to one or more persons if all of the equity interests of the person or persons are owned directly or indirectly by the transferor, in which event dissenters' rights of appraisal would not apply) or (ii) if a corporation amends its charter in a way that would alter express contractual rights of any outstanding stock and substantially adversely affect the existing stockholder's rights unless the corporation's charter reserves the right to do so. Under Maryland law, a stockholder does not generally have appraisal rights in a merger or consolidation if such stockholder's stock is listed on a national exchange or if such stockholder's stock is that of the surviving corporation in the merger and the merger does not change such stock.

     Inspection of Stockholder List. The rights of stockholders of a Maryland corporation and a Delaware corporation to inspect and copy corporation records differ in certain respects. Under Maryland law, any stockholder may inspect the bylaws, minutes of the proceedings of stockholders, annual statements of affairs, and voting trust agreements of the corporation at the corporation's principal office. Any stockholder may also present a written request for a statement showing all stock and securities issued by the corporation during a specified period of not more than 12 months before the date of the request, the consideration received per share or unit and the value of any consideration other than money as set forth in a resolution of the board of directors. In addition, stockholders of record who own and have owned for at least six months at least five percent of the outstanding stock of any class may inspect and copy the corporation's books of account and its stock ledger, and request an account of the corporation's affairs with no statutory restriction upon the purpose of such inspection. Under Delaware law, on the other hand, any stockholder may upon written demand under oath stating the stockholder's purpose, inspect and copy for any proper purpose the corporation's stock ledger, list of stockholders, and its other books and records. A proper purpose is one reasonably related to such person's interest as a stockholder. Accordingly, for stockholders holding less than five percent of the outstanding stock of any class, the right of inspection of some records may be broader under Delaware law than under Maryland law. For some stockholders, however, the Maryland rights of inspection that are available may be less restrictive with respect to the purpose for which the right may be exercised, and the lack of access to stockholder records under Delaware law could result in the impairment of the stockholder's ability to coordinate opposition to management proposals, including proposals with respect to a change in control of the corporation.


     Limitation of Liability. Under Delaware law, directors' liability for monetary damages cannot be limited by the charter for (i) breaches of their duty of loyalty to the Company and its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) monetary damages relating to willful or negligent violations regarding the prohibition on the payment of unlawful dividends or unlawful stock purchases or redemptions; or (iv) transactions from which a director derives improper personal benefit. The liability of officers may not be limited under Delaware law, unless the officers are also directors. Under Maryland law, the charter of a corporation may include any provision expanding or limiting the liability of its directors and officers to the corporation and its stockholders.


     Restrictions on Voting of Securities. Maryland law provides for control-share voting restrictions. If applicable, the Maryland law restriction provides that the voting rights of the persons who make a "control-share" acquisition of a corporation's stock (at least 20% of the voting power of the corporation) are eliminated unless the acquisition is exempt from the restriction or the holders of two-thirds of the non-control share stock of the corporation vote in favor of the acquisition. In contrast, Delaware Law does not provide for a similar control-share voting restriction.


     Voting Requirements for Business Combination. Maryland law requires a vote of two-thirds of all stockholders entitled to vote to approve a business combination, although, as permitted by Maryland law, the Maryland Charter provides for the effectiveness and validity of such an action if authorized by the affirmative vote of a majority of the total number of votes entitled to be cast thereon. Delaware law and the Delaware Charter require the vote of a majority of the shares represented at a stockholder meeting for all corporate actions requiring stockholder approval. In addition, Delaware law requires that certain transactions between a corporation and an "interested stockholder" (generally, a stockholder acquiring 15% or more of the voting stock of a corporation) may not occur for three years following the date such person became an interested stockholder unless (i) prior to such date the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares controlled by the interested stockholder); (iii) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by two-thirds of the outstanding voting stock not held by the interested stockholder; or (iv) an exemption is available. In contrast, Maryland law provides that, unless the Board of Directors has approved the acquisition of voting stock pursuant to which a person becomes an interested stockholder (generally, a stockholder acquiring 10% or more of the voting stock of a corporation), a Maryland corporation may not engage in certain business combinations with any interested stockholder for five years following the most recent date on which the interested stockholder became an interested stockholder. Moreover, Maryland law provides that business combinations with an interested stockholders after such five-year period must be recommended by the board of directors and approved by (i) at least 80% of the outstanding shares of the voting stock of the corporation and (ii) at least two-thirds of the outstanding shares of voting stock (other than voting stock held by an interested stockholder or an affiliate thereof), unless certain value and other standards are met or an exemption is available.


STOCKHOLDER RIGHTS PLAN

     The Board of Directors has adopted a stockholder rights plan (the "Plan"). In implementing the Plan, the Board of Directors declared a dividend of one right (collectively, the "Rights") for each outstanding share of Common Stock. Each Right, when exercisable, would entitle the holder thereof to purchase 1/1,000th of a share of Series A Junior Participating Preferred Stock (the "Preferred Stock") at a price of $175 per 1/1,000th share.

     Subject to certain limited exceptions, the Rights will be exercisable only if a person or group, other than an Exempt Person, as defined in the Plan, becomes the beneficial owner of 10% or more of the Common Stock or announces a tender or exchange offer which would result in its ownership of 10% or more of the Common Stock. Ten days after a public announcement that a person has become the beneficial owner of 10% or more of the Common Stock, or ten days following the commencement of a tender offer or exchange offer which would result in a person becoming the beneficial owner of 10% or more of the Common Stock (the earlier of which is called the "Distribution Date"), each holder of a Right, other than the acquiring person, would be entitled to purchase a certain number of shares of Common Stock for each Right at one-half of the then-current market price. If the Company is acquired in a merger, or 50% or more of the Company's assets are sold in one or more related transactions, each Right would entitle the holder thereof to purchase common stock of the acquiring company at one half of the then-market price of such common stock.

     At any time after a person or group becomes the beneficial owner of 10% or more of the Common Stock, the Board of Directors may exchange one share of Common Stock for each Right, other than Rights held by the acquiring person. Generally, the Board of Directors may redeem the Rights at any time until 10 days following the public announcement that a person or group of persons has acquired beneficial ownership of 10% or more of the outstanding Common Stock. The Rights will expire on March 25, 2008.

     Until a Right is exercised, the holder thereof will have no rights as a stockholder of the Company, including without limitation, the right to vote or to receive dividends. In addition, other than those provisions relating to the principal economic terms of the Rights (other than an increase in the purchase price), any of the provisions of the Plan may be amended by the Board of Directors prior to the Distribution Date.

     Upon the completion of the Reorganization, the Company's rights and obligations under the Plan will continue.


LISTING

     The Common Stock is quoted on the Nasdaq Stock Market under the symbol "STGC."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer & Trust Company.

                             DESCRIPTION OF WARRANTS

     The Warrants were issued pursuant to the Warrant Agreement between the Company and First Union National Bank, as Warrant Agent. The following summary of certain provisions of the Warrants and the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to the Warrants and the Warrant Agreement, including the definitions therein of certain terms used below. Capitalized terms used in this Description of Warrants and not otherwise defined herein have the meanings ascribed to such terms in the Warrants and the Warrant Agreement. A copy of the Warrant Agreement, including the form of the Warrants, has been filed as an exhibit to the Warrant Registration Statement of which this Prospectus forms a part.


GENERAL

     Each Warrant,  when  exercised,  will entitle the holder thereof to receive
1.25141 fully paid and non-assessable shares of Common Stock of the Company at the Exercise Price of $24.20 per share. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain circumstances described below. The Warrants will be exercisable to purchase an aggregate of 200,226 shares of Common Stock.


     The Warrants may be exercised at any time and from time to time on or after November 15, 1998 and expire on May 15, 2008. Under the Warrant Agreement, the Company is obligated to give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If the Company fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants were not separately tradable from the Notes prior to the Separation Date, which occurred on or about October 12, 1998.


     In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related registered certificate issued by the Company representing the Warrants (the "Warrant Certificate") with the accompanying form of election to purchase properly completed and executed, and to pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The exercise procedure for Warrants held in book-entry form will be governed by the Depositary's standing procedure for such exercise. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by the Company for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value (as defined herein) per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby. Upon surrender of the Warrant Certificate and payment of the Exercise Price, the Company will deliver or cause to be delivered to or upon the written order of such holder, a stock certificate representing 1.25141 shares of Common Stock of the Company for each Warrant evidenced by such Warrant Certificate, subject to adjustment as described herein. If less than all of the Warrants evidenced by a Warrant Certificate are to be exercised, a new Warrant Certificate will be issued for the remaining number of Warrants. No fractional shares of Common Stock will be issued upon exercise of the Warrants. The Company will pay to the holder of the Warrant at the time of exercise an amount in cash equal to the Current Market Value of any such fractional share of Common Stock.

     The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of the Company in respect of any stockholders meeting for the election of directors of the Company or any other purpose, or to exercise any other rights whatsoever as stockholders of the Company.

     No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. The Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration or transfer or exchange of Warrant Certificates.

     In the event a bankruptcy or reorganization is commenced by or against the Company, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by the Company with approval of the bankruptcy court. As a result, holders of the Warrants may not, even if sufficient funds are available, be entitled to receive any consideration or may receive an amount less than they would be entitled to receive if they had exercised their Warrants prior to the commencement of any such bankruptcy or reorganization.

     NOTWITHSTANDING THE FOREGOING, THE EXERCISE OF THE WARRANTS (AND THE OWNERSHIP OF COMMON STOCK ISSUABLE UPON THE EXERCISE THEREOF) MAY BE LIMITED BY THE COMPANY IN ORDER TO ENSURE COMPLIANCE WITH THE FCC'S RULES AND THE WARRANTS WILL NOT BE EXERCISABLE BY ANY HOLDER IF SUCH EXERCISE WOULD CAUSE THE COMPANY TO BE IN VIOLATION OF THE COMMUNICATIONS ACT OR THE FCC'S RULES, REGULATIONS OR POLICIES. SEE "RISK FACTORS -- POTENTIAL ADVERSE EFFECTS OF REGULATION."


ADJUSTMENTS

     The number of shares of Common Stock of the Company issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain circumstances, including:

          (i) the payment by the Company of dividends and other distributions on its Common Stock payable in Common Stock or other equity interests of the Company;

          (ii) subdivisions, combinations and certain reclassifications of the Common Stock of the Company;

          (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for additional shares of Common Stock, or of securities convertible into or exercisable or exchangeable for additional shares of Common Stock at an offering price (or with an initial conversion, exercise or exchange price plus such offering price) which is less than the Current Market Value per share of Common Stock;

          (iv) the distribution to all holders of Common Stock of any assets of the Company (including cash), debt securities of the Company or any rights or warrants to purchase any securities (excluding those rights and warrants referred to in clause (iii) above and cash dividends and other cash distributions from current or retained earnings);

          (v) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of Common Stock; and

          (vi) the issuance of securities convertible into or exercisable or exchangeable for Common Stock for a conversion, exercise or exchange price per share which is less than the Current Market Value per share of Common Stock.

     The events described in clauses (v) and (vi) above are subject to certain exceptions described in the Warrant Agreement, including, without limitation, certain bona fide public offerings and private placements and certain issuances of Common Stock pursuant to employee stock incentive plans.

     No adjustment in the Exercise Price will be required unless and until such adjustment would result, either by itself or with other adjustments not previously made, in an increase or decrease of at least 1% in the Exercise Price or the number of shares of Common Stock issuable upon exercise of Warrants immediately prior to the making of such adjustment; provided, however, that any adjustment that is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment. In addition, the Company may at any time reduce the Exercise Price (but not to an amount that is less than the par value of the Common Stock) for any period of time (but not less than 20 business days) as deemed appropriate by the Board of Directors of the Company.

     In case of certain consolidations or mergers of the Company, or the sale of all or substantially all of the assets of the Company to another Person, each Warrant will thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto. However, if (i) the Company consolidates, merges or sells all or substantially all of its assets to another person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of the Company, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of holders thereof will cease. In the case of any such consolidation, merger or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of the Company, the Company must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants.


     In the event of a taxable distribution to holders of Common Stock of the Company which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.



RESERVATION OF SHARES

     The Company has authorized and will reserve for issuance such number of shares of Common Stock as will be issuable upon the exercise of all outstanding Warrants. Such shares of Common Stock, when issued and paid for in accordance with the Warrant Agreement, will be duly and validly issued, fully paid and nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests.


PROVISION OF FINANCIAL STATEMENTS AND REPORTS


     The Company will be required (a) to provide to each holder of a Warrant, without cost to such holder, copies of such annual and quarterly reports and documents that the Company files with the Commission (to the extent such filings are accepted by the Commission and whether or not the Company has a class of securities registered under the Exchange Act) or that the Company would be required to file were it subject to Section 13 or 15 of the Exchange Act, within 15 days after the date of such filing or the date on which the Company would be required to file such reports or documents and (b) if filing such reports and documents with the Commission is not accepted by the Commission or is prohibited under the Exchange Act, to supply at the Company's cost copies of such reports and documents to any prospective holder promptly upon request.



AMENDMENT

     Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants will require the written consent of the holders of a majority of the then outstanding Warrants (excluding any Warrants held by the Company or any of its Affiliates).

Notwithstanding the foregoing, the Company and the Warrant Agent, without the consent of the holders of the Warrants, may, from time to time, amend or supplement the Warrant Agreement for certain purposes, including to cure any ambiguities, defects or inconsistencies or to make any change that does not adversely affect the rights of any holder. The consent of each holder of the Warrants affected will be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of the Warrants would be decreased (other than pursuant to adjustments provided for in the Warrant Agreement) or the exercise period with respect to the Warrants would be shortened.


REGISTRATION RIGHTS


     The Warrant Agreement provides, for the benefit of the Holders of the Warrants, that the Company file with the Commission the Warrant Registration Statement on an appropriate form under the Securities Act and use its reasonable best efforts to cause the Warrant Registration Statement to be declared effective by the Commission not later than November 17, 1998. The Warrant Agreement requires the Company, subject to certain limited exceptions, to use its reasonable best efforts to keep the Warrant Registration Statement continuously effective, supplemented and amended to ensure that it is available for its intended use by the holders of the Transfer Restricted Warrant Securities (as defined herein) entitled to this benefit and to ensure that the Warrant Registration Statement conforms and continues to conform with the requirements of the Securities Act and the policies, rules and regulations of the Commission, as announced from time to time until the second anniversary of the date on which the last Warrant exercised at a time when the Warrant Registration Statement was not effective or when the use of the prospectus contained therein was suspended or such shorter period ending when all the Warrants and/or Warrant Shares have been sold pursuant to the Warrant Registration Statement; provided, however, that during such period, the holders may be prevented or restricted by the Company from effecting sales pursuant to the Warrant Registration Statement under certain circumstances as more fully described in the Warrant Agreement. A holder of Warrants or Warrant Shares acquired upon an exercise of Warrants at a time when the Warrant Registration Statement is not effective or available for use generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions of the Securities Act in connection with such sales and will be bound by the provisions of the Warrant Agreement applicable to such Holder (including certain indemnification and contribution obligations).


     If the Warrant Registration Statement (i) has not become effective on or before November 17, 1998 or (ii) such registration statement becomes effective but shall thereafter cease to be effective or fails to be usable for its intended purpose without being succeeded within five business days by a post-effective amendment to such Warrant Registration Statement that cures such failure and that is itself immediately declared effective (each such event being a "Warrant Registration Default"), the Company shall pay to the holders of Warrants and/or Warrant Shares that in either case are Transfer Restricted Warrant Securities an amount in cash in the amount of $1.00 per Warrant or Warrant Share ("Warrant Liquidated Damages") for the first 90-day period (or portion thereof) following such Warrant Registration Default, such amount to increase by an additional $0.50 per Warrant or Warrant Share with respect to each subsequent 90-day period (or portion thereof) until all Warrant
Registration Defaults have been cured, up to a maximum rate of Warrant Liquidated Damages of $2.50 per Warrant or Warrant Share. All accrued and unpaid Warrant Liquidated Damages shall be paid to the holders of record of the Warrants or Warrant Shares entitled thereto on the last day of each calendar quarter during which any such payment shall have become due.


     The Warrant Agreement further provides that upon the occurrence of an Exercise Event, the holders of at least 25% of the Warrants will be entitled to require the Company to use its reasonable best efforts to effect one registration under the Securities Act in respect of an underwritten sale of Warrant Shares (a "Demand Registration"), subject to certain limitations, unless an exemption from the registration requirements of the Securities Act is then available for the sale of such Warrant Shares. Upon a demand, the Company will prepare, file and use its reasonable best efforts to cause to be effective within 120 days of such demand a registration statement in respect of all Warrant Shares that request to be included in such registration statement (a "Demand Registration Statement"); provided that in lieu of filing such Demand Registration Statement, the Company may purchase all of the Warrant Shares the holders of which have requested their inclusion in the Demand Registration Statement at their Current Market Value.


     Warrants and/or Warrant Shares shall be defined as "Transfer Restricted Warrant Securities," until the earlier to occur of (i) the date on which such Warrants and/or Warrant Shares have been registered under the Securities Act and disposed of in accordance with the Warrant Registration Statement or (ii) the date on which such Warrant and/or Warrant Share is eligible for distribution to the public pursuant to Rule 144 under the Securities Act.

     "Current Market Value" per share of Common Stock or any other security at any date is defined to mean (i) if the security is not of a class registered under the Exchange Act, (a) the value of the security determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm's length transaction between the Company and a Person other than an Affiliate of the Company, the closing of which occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an Independent Financial Expert (as defined in the Warrant Agreement); or (ii) if such security is of a class registered under the Exchange Act, the average of the last reported sale price of the Common Stock (or the equivalent in an over-the-counter market) for each Business Day (as defined in the Warrant Agreement) during the period commencing 15 Business Days before such date and ending one day prior to such date, or if the security is of a class registered under the Exchange Act for less than 15 Business Days before such date, the average of the daily closing bid prices (or such equivalent) for all the Business Days before such date for which daily closing bid prices are available (provided, however, that if the closing bid price is not determinable for at least 10 Business Days in such period, then clause (i) above and not this clause (ii) shall used to determine Current Market Value); provided, however, that if the Warrant Shares requested to be included in a Demand Registration Statement shall be underlying an unexercised Warrant, then Current Market Value shall be calculated as aforesaid, but shall have deducted therefrom the exercise price of the related Warrant.

     "Exercise Event" is defined to mean, with respect to each Warrant as to which such event is applicable, the earlier of: (i) a Change of Control (as defined in the Indenture) and (ii) any date when the Company (A) consolidates or merges into or with another Person (but only where the holders of Common Stock receive consideration in exchange for all or part of such Common Stock other than common stock of the surviving Person) or (B) sell all or substantially its assets to another Person if the Common Stock (or other securities) thereafter issuable upon exercise of the Warrants is not registered under the Exchange Act; provided, that the events in (A) and (B) will not be deemed to have occurred if the consideration for the Common Stock in either such transaction consists solely of cash.

                             SELLING SECURITYHOLDERS

     The following table sets forth certain information as of November 6, 1998 with respect to the Selling Holders. Because the Selling Holders may sell some or all of their Warrants or Warrant Shares, the Company cannot estimate the aggregate amount of Warrants and/or Warrant Shares that may be owned by each Selling Holder in the future. The information included in the table was obtained from the Warrant Agent. This information may change from time to time, and, if required, such changes will be set forth in a supplement or supplements to this Prospectus.

     Unless otherwise set forth below, none of the Selling Holders has, or within the past three years has had, any position, office or material relationship with the Company or its predecessors.



                                                    SECURITIES BENEFICIALLY OWNED
                                                        PRIOR TO THE OFFERING
                                                  ---------------------------------
                                                   NUMBER OF         NUMBER OF
                      NAME                          WARRANTS     WARRANTS SHARES(1)
-----------------------------------------------   -----------   -------------------
Bank of New York (The) ........................       7,000             8,759
Bankers Trust Company .........................      32,830            41,083
Bear, Stearns Securities Corp. ................      10,500            13,139
Boston Safe Deposit and Trust Company .........       1,930             2,415
Brown Brothers Harriman & Co. .................      16,400            20,523
Chase Manhattan Bank ..........................      13,800            17,269
Chase Manhattan Bank/Chemical .................          50                62
Citibank, N.A. ................................       7,000             8,759
First Union National Bank (Main)(2) ...........         500               625
First Union National Bank(2) ..................       1,300             1,626
Goldman Sachs & Co(3) .........................       1,000             1,251
Investors Bank & Trust/N.F. Custody ...........       3,400             4,254
Lehman Brothers, Inc(3) .......................      29,150            36,478
Northern Trust Company (The) ..................         310               387
PNC Bank, National Association ................         190               237
State Street Bank and Trust Company ...........      34,390            43,035
Swiss American Securities, Inc. ...............          50                62
U.S. Bank National Association ................         200               250



----------
(1) Represents the number of whole shares of the Company's Common Stock which may be acquired upon the exercise of the Warrants assuming that all of the Warrants held by such beneficial owner are exercised. Each Warrant is exercisable for 1.25141 shares of Common Stock at an exercise price of $24.20 per share.

(2) Serves as Trustee under the Indenture and Warrant Agent under the Warrant Agreement.

(3) Goldman Sachs & Co and Lehman Brothers, Inc were Initial Purchasers in the Notes Offering.



                              PLAN OF DISTRIBUTION

     The  Warrants  and the Warrant  Shares may be offered and sold from time to time to purchasers directly by the Selling Holders or to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of Warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of the Warrants or the Warrant Shares and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

     The Warrants and the Warrant Shares may be sold from time to time by the Selling Holders in one or more transactions at fixed prices, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated prices.

The sale of the Warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or automated quotation service on which the Warrants or the Warrant Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or automated quotation services or in the over-the-counter market, (iv) through the writing of options or (v) through a combination of such methods of sale. In addition, any Warrants or Warrant Shares that qualify for sale pursuant to Rule 144 under the Securities Act may be sold pursuant to such Rule rather than pursuant to this Prospectus. At the time a particular offering of the Warrants or the Warrant Shares is made, a supplement to this Prospectus (a "Prospectus Supplement") will, to the extent required, be distributed which will set forth the aggregate amount of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer receiving the Warrants or Warrant Shares for its own account pursuant to this Prospectus must acknowledge that it will deliver the Prospectus and any Prospectus Supplement in connection with any sale of such Warrants or Warrant Shares.


     The Company's Common Stock is listed on the Nasdaq National Market under the symbol "STGC." Application has been made to have the Warrant Shares approved for quotation on the Nasdaq National Market. Prior to this offering, there has been no public market for the Warrants and there can be no assurance that an active public market for the Warrants will develop or that, if a such a market develops, it will be maintained. The Company does not intend to apply for quotation of the Warrants on the Nasdaq Stock Market or for listing of the Warrants on any national securities exchange.

     To comply with the securities laws of certain jurisdictions, to the extent applicable, the Warrants and Warrant Shares may be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.


     The Selling Holders will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, which provisions may limit the timing of purchases and sales of any of the Warrants or Warrant Shares by the Selling Holders. The foregoing may affect the marketability of such securities.

     Pursuant to the Warrant Agreement, certain expenses of the registration of the Warrants and Warrant Shares will be paid by the Company, including, without limitation, Commission filing fees, the fees and expenses of counsel and the costs of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales of the Warrants and Warrant Shares. The Company has agreed to indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, and the Selling Holders will be entitled to contribution in connection with any registration of the Warrants and Warrant Shares and any sales pursuant thereto. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, and will be entitled to contribution in connection with any registration of the Warrants and Warrant Shares and any sales pursuant thereto.


                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed on for the Company by Schnader Harrison Segal & Lewis LLP, Washington, D.C.


                                     EXPERTS


     The audited financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                GLOSSARY OF TERMS

     Access charges: The fees paid by long distance carriers to LECs for originating and terminating long distance calls on their local networks.

     Accounting or Settlement rate: The per minute rate negotiated between carriers in different countries for termination of international long distance traffic in, and return traffic to, the carriers' respective countries.

     Call reorigination: A form of dial up access that allows a user to access a telecommunications company's network by placing a telephone call and waiting for an automated callback. The callback then provides the user with dial tone which enables the user to place a call.

     CLEC: Competitive Local Exchange Carrier.

     Correspondent agreement: Agreement between international long distance carriers that provides for the termination of traffic in, and return traffic to, the carriers' respective countries at a negotiated per minute rate and provides for a method by which revenues are distributed between the two carriers (also known as an "operating agreement").

     CST: Companhia Santomensed De Telecommunicacoes.

     Dedicated access: A means of accessing a network through the use of a permanent point-to-point circuit typically leased from a facilities-based carrier. The advantage of dedicated access is simplified premises-to-anywhere calling, faster call set-up times and potentially lower access costs (provided there is sufficient traffic over the circuit to generate economies of scale).

     Dial up access: A form of service whereby access to a network is obtained by dialing a toll-free number or a paid local access number.

     Direct access: A method of accessing a network through the use of private lines.

     EU (European Union): Austria, Belgium, Denmark, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden, and the United Kingdom.

     Facilities-based carrier: A carrier which transmits a significant portion of its traffic over owned or leased transmission facilities.

     FCC: Federal Communications Commission.

     Fiber optic: A  transmission  medium  consisting of high-grade  glass fiber
through   which  light  beams  are   transmitted   carrying  a  high  volume  of
telecommunications traffic.

     International gateway: A switching facility that provides connectivity between international carriers and performs any necessary signaling conversions between countries.

     ISP   (International   Settlements  Policy):  A  policy  that  governs  the
settlements between U.S. carriers and their foreign correspondents of the cost of terminating each other's network.

     IRU (Indefeasible Rights of Use): The rights to use a telecommunications system, usually an undersea cable, with most of the rights and duties of ownership, but without the right to control or manage the facility and, depending upon the particular agreement, without any right to salvage or duty to dispose of the cable at the end of its useful life.

     ISDN (Integrated Services Digital Network): A hybrid digital network capable of providing transmission speeds of up to 128 kilobits per second for both voice and data.

     ISR (International Simple Resale): The use of international leased lines for the resale of switched telephony to the public, bypassing the current system of accounting rates.

     ITO (Incumbent Telecommunications Operator): The dominant carrier in each country, often government-owned or protected; commonly referred to as the Postal, Telephone and Telegraph Company, or PTT.

     ITU: The International Telecommunications Union.

     LEC (Local Exchange Carrier): Companies from which the Company and other long distance providers must purchase "access services" to originate and terminate calls in the United States

     Local connectivity: Physical circuits connecting the switching facilities of a telecommunications services provider to the interexchange and transmission facilities of a facilities-based carrier.

     Local exchange: A geographic area determined by the appropriate regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

     Long distance carriers: Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carrier's facilities.

     MAOU (Minimum Assignable Ownership Units): Capacity on a telecommunications systems, usually an undersea fiber optic cable, required on an ownership basis.

     PBX (Public Branch Exchange): Switching equipment that allows connection of private extension telephones to the PSTN or to a private line.

     P.O.P. site (Point-of-Presence): An installaltion consisting of scaleable interconnection, compression, and related telecommunications equipment that aggregates traffic from a specific region and routes it to a switch. It is also the area in which calls are terminated just before the calls are connected to the local phone company's lines.

     PSTN (Public Switched Telephone Network): A telephone network which is accessible by the public at large through private lines, wireless systems and pay phones.

     PTT (Postal, Telephone and Telegraph Company): A foreign telecommunication carrier that has been dominant in its home market and which may be wholly or partially government-owned.

     Private line: A dedicated telecommunications connection between end-user locations.

     Proportional return traffic: Under the terms of operating agreements, foreign partners are required to deliver to the U.S.-based carriers traffic flowing to the United States in the same proportion as the U.S.-based carriers delivered U.S.-originated traffic to the foreign carriers.

     RBOC (Regional Bell Operating Company): The seven local telephone companies established by the 1982 agreement between AT&T and the United States Department of Justice.

     Resale: Resale by a provider of telecommunications services of services sold to it by other providers or carriers on a wholesale basis.

     SNO:   A   second   network   operator   is   a   private   carrier   in  a
recently-deregulated foreign nation in which the number of private carriers is limited.

     Switch: Equipment that accepts instructions from a caller in the form of a telephone number. Like an address on an envelope, the numbers tell the switch where to route the call. The switch opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users. Switches allow telecommunications service providers to connect calls directly to their destination, while providing advanced features and recording connection information for future billing.

     Switched minutes: The number of minutes of telephone traffic carried on a network using switched access.

     Voice telephony: A term used by the EU, defined as the commercial provision for the public of the direct transport and switching of speech in real-time between public switched network termination points, enabling any user to use equipment connected to such a network termination point in order to communicate with another termination point.

     WTO: World Trade Organization.

=======================================  =======================================
     NO DEALER, SALES REPRESENTATIVE OR
ANY OTHER PERSON HAS BEEN AUTHORIZED TO
GIVE  ANY  INFORMATION  OR TO MAKE  ANY
REPRESENTATIONS IN CONNECTION WITH THIS
OFFERING OTHER THAN THOSE  CONTAINED IN
THIS  PROSPECTUS AND, IF GIVEN OR MADE,
SUCH  INFORMATION  OR   REPRESENTATIONS
MUST NOT BE RELIED  UPON AS HAVING BEEN              160,000 WARRANTS
AUTHORIZED   BY  THE   COMPANY  OR  THE                TO PURCHASE
SELLING  HOLDERS.  THIS PROSPECTUS DOES                COMMON STOCK
NOT  CONSTITUTE  AN OFFER TO SELL, OR A
SOLICITATION  OF AN OFFER  TO BUY,  ANY
SECURITIES OTHER THAN THOSE TO WHICH IT
RELATES NOR DOES IT CONSTITUTE AN OFFER
TO SELL, OR A SOLICITATION  OF AN OFFER
TO  BUY,  ANY  SUCH  SECURITIES  TO ANY               200,226 SHARES
PERSON IN ANY  JURISDICTION IN WHICH IT              OF COMMON STOCK
WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER
OR  SOLICITATION.  NEITHER THE DELIVERY
OF THIS  PROSPECTUS  NOR ANY SALE  MADE
HEREUNDER     SHALL,      UNDER     ANY
CIRCUMSTANCES,  CREATE  AN  IMPLICATION
THAT  THERE  HAS BEEN NO  CHANGE IN THE
AFFAIRS OF THE  COMPANY  SINCE THE DATE
HEREOF   OR   THAT   THE    INFORMATION       [STARTEC GLOBAL COMMUNICATIONS
CONTAINED  HEREIN IS  CORRECT AS OF ANY             CORPORATION LOGO]
TIME SUBSEQUENT TO THE DATE HEREOF.

    --------------------------------
           TABLE OF CONTENTS


                                   PAGE
                                   ----
Available Information .............  ii
Incorporation    of    Certain                        STARTEC GLOBAL
   Information by Reference .......  ii         COMMUNICATIONS CORPORATION
Note Regarding Forward-Looking
   Statements ..................... iii
Prospectus Summary ................   1
Risk Factors ......................   8
Use of Proceeds ...................  22
Price Range of Common Stock .......  22
Dividend Policy ...................  22    ------------------------------------
Description of Capital Stock ......  23                 PROSPECTUS
Description of Warrants ...........  30             November 12, 1998
Selling Securityholders ...........  35    ------------------------------------
Plan of Distribution ..............  35
Legal Matters .....................  36
Experts ...........................  36
Glossary of Terms ................. G-1

=======================================  =======================================

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth an estimate (except for the SEC registration fees and the Nasdaq National Market Listing Fee) of the fees and expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered.



         SEC registration fees . ....................   $ 1,143
         Nasdaq National Market Listing Fee .........     4,004
         Legal fees and expenses ....................    35,000
         Accounting fees and expenses ...............    20,000
         Printing expenses ..........................    25,000
         Miscellaneous ..............................     2,500
                                                         ------
          Total .....................................   $87,647
                                                         ======




ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS


     Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to indemnify its present and former officers and directors, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their services in those or other capacities, unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; or (b) the director or officer actually received an improper personal benefit in money, property, or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law permits a corporation to indemnify a present and former officer to the same extent as a director, and to provide additional indemnification to an officer who is not also a director. In addition, Section 2-418(f) of the Corporations and Associations Article of the Annotated Code of Maryland permits a corporation to pay or reimburse, in advance of the final disposition of a proceeding, reasonable expenses (including attorney's fees) incurred by a present or former director or officer made a party to the proceeding by reason of his service in that capacity, provided that the corporation shall have received (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and (b) a written undertaking by or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

     The Registrant has provided for indemnification of directors, officers, employees, and agents in Article VIII of its charter. This provision reads as follows:

          (a) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was a director or officer of the Corporation or of a predecessor of the Corporation, or (ii) is or was a director or officer of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or employee benefit plan, shall be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

          (b) To the maximum extent permitted by the laws of the State of Maryland in effect from time to time, any person who is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person (i) is or was an employee or agent of the Corporation or of a predecessor of the Corporation, or (ii) is or was an employee or agent of the Corporation or of a predecessor of the Corporation and is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, limited liability company, partnership, joint venture, trust, other enterprise, or other employee benefit plan, may (but need not) be indemnified by the Corporation against judgments, penalties, fines, settlements and reasonable expenses (including, but not limited to, attorneys' fees and court costs) actually incurred by such person in connection with such action, suit or proceeding, or in connection with any appeal thereof (which reasonable expenses may be paid or reimbursed in advance of final disposition of any such suit, action or proceeding).

          (c) Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to indemnification for any act or failure to act which occurred prior to such amendment, repeal or adoption.

          (d) The foregoing right of indemnification and advancement of expenses shall not be deemed exclusive of any other rights of which any officer, director, employee or agent of the Corporation may be entitled apart from the provisions of this Article.


     Under Maryland law, a corporation is permitted to limit by provision in its charter the liability of directors and officers, so that no director or officer of the corporation shall be liable to the corporation or to any stockholder for money damages except to the extent that (i) the director or officer actually received an improper benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result or active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. The Registrant has limited the liability of its directors and officers for money damages in Article VII of its charter, as amended. This provision reads as follows:


     No director or officer of the Corporation shall be liable to the Corporation or to any stockholder for money damages except to the extent that
(i) the director or officer actually received an improper personal benefit in money, property, or services, for the amount of the benefit or profit in money, property or services actually received, or (ii) a judgment or other final adjudication adverse to the director or officer is entered in a proceeding based on a finding in the proceeding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any provision of the charter or bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

     Upon completion of the Reorganization described in the Prospectus the Delaware Charter will provide that the Company shall indemnify any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted by the Delaware General Corporation Law ("DGCL"), as the same may hereafter be amended, or as otherwise permitted by law.

     Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonable entitled to indemnity for such expenses despite such adjudication of liability.

     As permitted by Section 102(b)(7) of the DGCL, the Delaware Charter provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law; (3) under Section 174 of the DGCL regarding improper dividends; or (4) for any transaction from which a director derived an improper benefit.


     The Company currently maintains, and intends to maintain in the future, at its expense, a policy of insurance which insures its directors and officers, subject to certain exclusions and deductions as are usual in such insurance policies, against certain liabilities which may be incurred in such capacities.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (A) EXHIBITS:


 EXHIBIT
  NUMBER                              DESCRIPTION
---------     ------------------------------------------------------------------

 1.1+     --  Purchase Agreement,  dated May 18, 1998, among the Company, Lehman
              Brothers  Inc.,  Goldman,  Sachs  & Co.  and  ING  Barings  (U.S.)
              Securities, Inc. (the "Initial Purchasers").

 4.1+     --  Warrant  Agreement,  dated as of May 21,  1998 by and  between the
              Company and First Union National Bank, as Warrant Agent.

 4.5+     --  Form of Warrant (included as Exhibit A to Exhibit 4.1)

 5.1      --  Opinion of Schnader Harrison Segal & Lewis, LLP.

23.1      --  Consent of Arthur Andersen LLP.

23.2      --  Consent of Schnader  Harrison  Segal & Lewis LLP  (included in the opinion filed as Exhibit 5.1).

24.1*     --  Power of Attorney (included on signature page hereof).


----------

*    Previously filed.

+ Incorporated by reference from the Company's Registration Statement on Form S-4 (SEC File No. 333-61779).

     (B) CONSOLIDATED FINANCIAL STATEMENT SCHEDULES

     Schedules are omitted because they are not applicable, not required, or the required information is included in the Financial Statements or the Notes thereto.

ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:


          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.


          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) the undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (d) The undersigned Registrant hereby undertakes that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective Amendment No. 1 on Form S-3 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Bethesda, Maryland on November 10, 1998.

                                    STARTEC GLOBAL COMMUNICATIONS CORPORATION

                                    By: /s/ Ram Mukunda
                                       ------------------------------
                                       Name: Ram Mukunda
                                       Title: President, Chief Executive Officer
                                              and Treasurer


     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


         SIGNATURE                            TITLE                          DATE
---------------------------   -------------------------------------   ------------------
/s/ Ram Mukunda               President, Chief Executive Officer,     November 10, 1998
-------------------------     Treasurer and Director (Principal
Ram Mukunda                   Executive Officer)

/s/ Prabhav V. Maniyar        Senior Vice President, Chief            November 10, 1998
-------------------------     Financial Officer, Secretary and
Prabhav V. Maniyar            Director (Principal Financial and
                              Accounting Officer)

*                             Director                                November 10, 1998
-------------------------
Nazir G. Dossani

*                             Director                                November 10, 1998
-------------------------
Richard K. Prins

*                             Director                                November 10, 1998
-------------------------
Vijay Srinivas

* By: /s/ Ram Mukunda
-------------------------
         Ram Mukunda
        Attorney-in-fact

                                  EXHIBIT INDEX


 EXHIBIT
  NUMBER                              DESCRIPTION
---------     ------------------------------------------------------------------

 1.1+     --  Purchase Agreement,  dated May 18, 1998, among the Company, Lehman
              Brothers  Inc.,  Goldman,  Sachs  & Co.  and  ING  Barings  (U.S.)
              Securities, Inc. (the "Initial Purchasers").

 4.1+     --  Warrant  Agreement,  dated as of May 21,  1998 by and  between the
              Company and First Union National Bank, as Warrant Agent.

 4.5+     --  Form of Warrant (included as Exhibit A to Exhibit 4.1)

 5.1      --  Opinion of Schnader Harrison Segal & Lewis, LLP.

23.1      --  Consent of Arthur Andersen LLP.

23.2      --  Consent of Schnader  Harrison  Segal & Lewis LLP  (included in the opinion filed as Exhibit 5.1).

24.1*     --  Power of Attorney (included on signature page hereof).


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*    Previously filed.

+ Incorporated by reference from the Company's Registration Statement on Form S-4 (SEC File No. 333-61779).